Filed Pursuant to Rule 424(b)(5)
Registration No. 333-271708

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 10, 2025

Prospectus Supplement Dated      , 2025

(To Prospectus Dated May 5, 2023)

$4,000,000,000

Brown & Brown, Inc.

Common Stock

We are offering $4 billion in shares of our common stock, $0.10 par value per share (our “common stock”).

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BRO.” The last reported sale price of our common stock on the NYSE on June 9, 2025 was $107.86 per share.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts	$	$
Proceeds, Before Expenses, to Us	$	$

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional $400 million in shares of our common stock from us. If the underwriters exercise this option in full, the total underwriting discounts will be $     and total proceeds, before expenses, to us will be $   .

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on     , 2025.

Joint Book Running Managers

J.P. Morgan	BofA Securities

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed by us with the SEC. We and the underwriters have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

Prospectus supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our common stock we are currently offering and certain other matters relating to us and our business and financial condition. The second part is the accompanying prospectus dated May 5, 2023, which gives more general information about the securities we may offer from time to time, some of which does not apply to our common stock we are currently offering. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in this prospectus supplement under the heading “Incorporation of Certain Documents by Reference.”

If the description of this offering or any terms of our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in the accompanying prospectus or this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

When used in this prospectus supplement and the accompanying prospectus, the terms “Brown & Brown,” “we,” “our,” “us” and the “Company” refer to Brown & Brown, Inc. and its subsidiaries, unless otherwise indicated or the context suggests otherwise.

S-iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The information incorporated by reference is considered to be a part of this prospectus supplement, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 13, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on April 28, 2025;

•

The portions of our proxy statement for our 2025 annual meeting of shareholders filed with the SEC on March  24, 2025 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;

•	Current Reports on Form 8-K filed with the SEC on January 22, 2025, February 25, 2025, May 12, 2025 and June 10, 2025;

•

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 17, 1997, including any amendment or report filed for the purpose of updating such description; and

•

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of this offering (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act).

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are also available from us without charge, excluding any exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by calling (386) 252-9601 or by making a written request to our General Counsel at:

Brown & Brown, Inc.

Attention: C. Robert Mathis, IV

Executive Vice President and Chief Legal Officer

300 North Beach Street

Daytona Beach, Florida 32114

Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

S-iv

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, as amended, throughout this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. You can identify these statements by forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and “continue” or similar words. We have based these statements on our current expectations about potential future events. Although we believe the expectations expressed in the forward-looking statements included in this prospectus supplement and the accompanying prospectus and those reports, statements, information and announcements incorporated by reference into this prospectus supplement and the accompanying prospectus are based upon reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf. Important factors which could cause our actual results to differ, possibly materially from the forward-looking statements in this prospectus include, but are not limited to, the following items:

•	Risks with respect to the timing and completion of the Transaction (as defined below);

•	The possibility that the anticipated benefits, including any anticipated cost savings and synergies, of the Transaction are not realized when expected or at all;

•

Risks related to the financing of the Transaction, including that financing the Transaction will result in an increase in our indebtedness and that we may not be able to secure the required financing in connection with the Transaction on acceptable terms, in a timely manner, or at all;

•

The unaudited pro forma condensed combined financial information reflecting the Transaction included in this prospectus supplement is based on assumptions and is subject to change based on various factors;

•	Risks relating to the financial information related to RSC presented and incorporated by reference in this prospectus supplement;

•	Risks related to RSC’s business, including underwriting risk in connection with certain captive insurance companies;

•	The financial information related to RSC and our combined business presented in this prospectus includes certain pro forma non-GAAP measures;

•	The risk that certain assumptions we have made relating to the Transaction prove to be materially inaccurate;

•	Risks relating to the fact that we have not identified any specific use of the net proceeds of this offering in the event the Transaction does not close;

•	The inability to hire, retain and develop qualified employees, as well as the loss of any of our executive officers or other key employees;

•	A cybersecurity attack or any other interruption in information technology and/or data security that may impact our operations or the operations of third parties that support us;

•

Acquisition-related risks that could negatively affect the success of our growth strategy, including the possibility that we may not be able to successfully identify suitable acquisition candidates, complete acquisitions, successfully integrate acquired businesses into our operations and expand into new markets;

•	Risks related to our international operations, which may result in additional risks or require more management time and expense than our domestic operations to achieve or maintain profitability;

•	The requirement for additional resources and time to adequately respond to dynamics resulting from rapid technological change;

S-v

•

The loss of or significant change to any of our insurance company or intermediary relationships, which could result in loss of capacity to write business, additional expense, loss of market share or material decrease in our commissions;

•	The effect of natural disasters on our profit-sharing contingent commissions, insurer capacity or claims expenses within our capitalized captive insurance facilities;

•	Adverse economic conditions, political conditions, outbreaks of war, disasters, or regulatory changes in states or countries where we have a concentration of our business;

•	The inability to maintain our culture or a significant change in management, management philosophy or our business strategy;

•	Fluctuations in our commission revenue as a result of factors outside of our control;

•	The effects of significant or sustained inflation or higher interest rates;

•	Claims expense resulting from the limited underwriting risk associated with our participation in capitalized captive insurance facilities;

•	Risks associated with our automobile and recreational vehicle finance and insurance dealer services (“F&I”) businesses;

•	Changes in, or the termination of, certain programs administered by the U.S. federal government from which we derive revenues;

•	The limitations of our system of disclosure and internal controls and procedures in preventing errors or fraud, or in informing management of all material information in a timely manner;

•	Our reliance on vendors and other third parties to perform key functions of our business operations and provide services to our customers;

•	The significant control certain shareholders have;

•	Changes in data privacy and protection laws and regulations or any failure to comply with such laws and regulations;

•	Improper disclosure of confidential information;

•	Our ability to comply with non-U.S. laws, regulations and policies;

•	The potential adverse effect of certain actual or potential claims, regulatory actions or proceedings on our businesses, results of operations, financial condition or liquidity;

•	Uncertainty in our business practices and compensation arrangements with insurance carriers due to potential changes in regulations;

•

Regulatory changes that could reduce our profitability or growth by increasing compliance costs, technology compliance, restricting the products or services we may sell, the markets we may enter, the methods by which we may sell our products and services, or the prices we may charge for our services and the form of compensation we may accept from our customers, carriers and third parties;

•	Increasing scrutiny and changing laws and expectations from regulators, investors and customers with respect to our environmental, social and governance practices and disclosure;

•	A decrease in demand for liability insurance as a result of tort reform legislation;

•	Our failure to comply with any covenants contained in our debt agreements;

•	The possibility that covenants in our debt agreements could prevent us from engaging in certain potentially beneficial activities;

•	Fluctuations in foreign currency exchange rates;

•	A downgrade to our corporate credit rating, the credit ratings of our outstanding debt or other market speculation;

S-vi

•	Changes in the U.S.-based credit markets that might adversely affect our business, results of operations and financial condition;

•	Changes in current U.S. or global economic conditions, including an extended slowdown in the markets in which we operate;

•

Disintermediation within the insurance industry, including increased competition from insurance companies, technology companies and the financial services industry, as well as the shift away from traditional insurance markets;

•	Conditions that result in reduced insurer capacity;

•	Quarterly and annual variations in our commissions that result from the timing of policy renewals and the net effect of new and lost business production;

•	Intangible asset risk, including the possibility that our goodwill may become impaired in the future;

•	Changes in our accounting estimates and assumptions;

•	Future pandemics, epidemics or outbreaks of infectious diseases, and the resulting governmental and societal responses;

•	Other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings; and

•	Other factors that the Company may not have currently identified or quantified.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained herein and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in the documents incorporated by reference in this prospectus supplement.

Assumptions as to any of the foregoing, and all statements, are not based upon historical fact, but rather reflect our current expectations concerning future results and events. Forward-looking statements that we make or that are made by others on our behalf are based upon a knowledge of our business and the environment in which we operate, but because of the factors listed above, among others, actual results may differ from those in the forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution readers not to place undue reliance on these forward-looking statements. All forward-looking statements made herein are made only as of the date of this filing, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

S-vii

SUMMARY

This summary does not contain all of the information you should consider before investing in shares of our common stock. To understand this offering fully, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus.

The Company

We are a diversified insurance agency, wholesale brokerage and insurance programs and service organization with origins dating from 1939 and are headquartered in Daytona Beach, Florida. We market and sell insurance products and services, primarily in the property, casualty and employee benefits areas. We provide our customers with quality, non-investment insurance contracts, as well as other targeted, customized risk management products and services. We primarily operate as an agent or broker and therefore, with limited exceptions, do not assume underwriting risks. Within The Wright Insurance Group, LLC, we operate a write-your-own flood insurance carrier, Wright National Flood Insurance Company (“WNFIC”). WNFIC’s underwriting business consists of policies written pursuant to the National Flood Insurance Program, the program administered by the Federal Emergency Management Agency (“FEMA”). We also sell excess flood policies which are fully reinsured, thereby substantially eliminating WNFIC’s exposure to underwriting risk, as these policies are backed by either FEMA or a reinsurance carrier with an AM Best Company rating of “A” or better. As an insurance intermediary, our principal sources of revenue are commissions paid by insurance companies and, to a lesser extent, fees paid directly by customers. Commission revenues generally represent a percentage of the premium paid by an insured and are affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, sales or payroll levels) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including loss experience, risk profile and reinsurance rates paid by such insurance companies, none of which we control. We also participate in capitalized captive insurance facilities (the “Captives”) for the purpose of providing additional capacity to place coverage, deliver revenues and participate in underwriting results. We have traditionally participated in underwriting profits through profit-sharing contingent commissions. The Captives give us another way to continue to participate in underwriting results, while limiting exposure to underwriting claim costs. The Captives focus on property insurance for earthquake and wind exposed properties underwritten by certain of our managing general underwriters.

We may also receive from an insurance company a profit-sharing contingent commission, which is a supplemental commission based primarily on underwriting results. Fee revenues are generated by: (i) our Programs and Wholesale Brokerage segments, which earn fees primarily for the issuance of insurance policies on behalf of insurance carriers and (ii) our Retail segment in our large-account customer base, where we primarily earn fees for securing insurance for our customers, in our F&I businesses where we earn fees for assisting our customers with creating and selling warranty and service risk management programs and fees for Medicare Set-aside services, Social Security disability services and Medicare benefits advocacy services. The amount of our revenues from commissions and fees is a function of several factors, including continued new business production, retention of existing customers, acquisitions and fluctuations in insurance premium rates and insurable exposure units, which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, sales and payroll levels) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including loss experience, risk profile and reinsurance rates paid by such insurance companies, none of which we control.

As of December 31, 2024, our activities were conducted in 315 domestic locations in 44 states, and 201 international locations in Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Hong Kong Special Administrative Region of the People’s Republic of China, Republic of Ireland, Italy, Malaysia, the Netherlands, Singapore, United Arab Emirates and the United Kingdom.

Recent Developments

Proposed Transaction

On June 10, 2025, we entered into an agreement and plan of merger (the “Merger Agreement”) by and among RSC Topco, Inc., a Delaware corporation (“RSC”), the Company, Encore Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Kelso RSC (Investor), L.P., a Delaware limited partnership, solely in its capacity as the equityholder representative, pursuant to which the Company, through the consummation of the Merger described below, will acquire RSC for an aggregate purchase price of $9.825 billion, payable at the closing of the Merger (the “Closing”), subject to certain customary post-closing adjustments as set forth in the Merger Agreement (the “Transaction”). After adjustments pursuant to the Merger Agreement, the net merger consideration payable at Closing is expected to be approximately $9.4 billion, comprised of approximately $8.1 billion in cash and approximately $1.3 billion in shares of our common stock, par value $0.10 per share (our “common stock”). The number of shares of our common stock to be received as merger consideration will be determined using the $110.57 per share closing price of our common stock on June 6, 2025. A portion of the merger consideration will be held in escrow pursuant to certain indemnification arrangements as described below.

RSC is the holding company for Accession Risk Management Group, Inc., a Delaware corporation (“Accession”), a North American insurance distribution platform with a family of specialty insurance and risk management companies, including the Risk Strategies and One80 Intermediaries brands. RSC’s revenues were $430.6 million and $1.6 billion for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively. RSC’s pro forma adjusted EBITDA and pro forma adjusted EBITDA margin were $600 million and 35%, respectively, for the year ended December 31, 2024. As shown in the section titled “Selected Financial Data” in the reconciliation of RSC’s 2024 pro forma adjusted EBITDA and pro forma adjusted EBITDA margin to its 2024 total revenues, the Company’s management applied certain adjustments to RSC’s financial information to calculate RSC’s pro forma adjusted EBITDA and pro forma adjusted EBITDA margin, including with respect to compensation expense and profit-sharing contingent commission items. See also “Risk Factors—The financial information related to RSC presented in this prospectus includes certain pro forma non-GAAP measures. Investors are cautioned not to place undue reliance on such information.” In connection with the closing of the Transaction, we will combine our Programs and Wholesale Brokerage segments into a new Specialty Distribution segment.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, at the Closing, Merger Sub will merge with and into RSC, following which the separate existence of Merger Sub will cease (the “Merger”). RSC will continue its existence as the surviving corporation of the Merger as a wholly owned subsidiary of the Company.

The Merger Agreement contains representations, warranties, covenants and indemnities related to the Transaction that are customary for a transaction of this nature. The completion of the Transaction is subject to and dependent upon customary closing conditions, including the receipt of applicable regulatory approvals. The parties previously submitted filings in respect of the Transaction under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the waiting period for such filings has already expired. The Merger Agreement includes customary termination provisions for the parties, including if, subject to certain exceptions: (a) the Closing has not occurred on or prior to the Expiration Date (as defined in the Merger Agreement) and (b) the other party has breached its representations, warranties or covenants in the Merger Agreement and such breach would cause certain conditions in the Merger Agreement not to be satisfied, subject to certain negotiated cure periods. The Company’s obligations under the Merger Agreement are not conditioned on the completion of this offering, the Notes Offering (as defined below) or the receipt of any specific financing for the Transaction.

This offering is not conditioned on the closing of the Transaction or the Notes Offering, and there can be no assurance that either the Notes Offering or the Transaction will be completed. See “Risk Factors—The Transaction may not be completed within the expected timeframe, or at all, and the pendency of the Transaction could adversely affect our business, financial condition, results of operations and cash flows.”

This offering is intended to be part of the financing for the Transaction, together with any cash raised in the Notes Offering and cash on hand. However, the closing of this offering is not contingent upon the consummation of the Transaction, which, if completed, will occur after the closing of this offering. The Transaction is expected to close in the third quarter of 2025, subject to receipt of required regulatory approvals. There can be no assurance that we will be able to consummate the Transaction on a timely basis or at all. See “Risk Factors.”

Indemnification Arrangement

One of RSC’s subsidiaries, Oxford Risk Management Group LLC (“Oxford”), has historically operated a captive management insurance program that provides, through the use of segregated cells, commercial and traditional captive risk management strategies to clients. Under this captive program, Oxford had facilitated the issuance of financial guarantee and final judgment preservation policies for segregated captive cells (the “FG Policies”). Oxford no longer facilitates the issuance of such policies.

In 2024, Oxford restructured the domicile of certain of the FG Policies by moving policies from existing combined Tennessee and North Carolina captive cells to a newly-formed, Bermuda special purpose insurer (the “Restructuring”). Following the Restructuring, certain of the owners of the FG Policies filed derivative suits against Oxford, alleging that Oxford had engaged in deceptive practices, misrepresentation, and bad faith in executing the Restructuring by moving the FG Policies to the Bermuda special purpose insurer, which had $200 million of coverage capacity, which was less than the total capacity of the combined Oxford captive cell structure, alleged by the plaintiffs to exceed more than $1 billion. The plaintiffs further alleged that Oxford did not secure the required approvals from either North Carolina or Tennessee regulators prior to the Restructuring. In connection with Oxford’s submission of change of captive plan operations materials to the North Carolina regulators with respect to the Restructuring, the North Carolina Department of Insurance notified Oxford in April 2025 that it is requiring Oxford to unwind the Restructuring, though no such unwinding has yet occurred.

Pursuant to the Merger Agreement, an aggregate of $750 million of merger consideration—consisting of cash and shares of our common stock—will be placed in escrow (the “Indemnity Escrow Fund”) to secure the indemnification obligations of the equityholders with respect to specified liabilities (the “Special Indemnified Matters”) related to the FG Policies and the unwinding of the Restructuring. Specifically, these Special Indemnified Matters include liabilities arising out of or relating to the Restructuring, litigation relating to the foregoing, costs and liabilities associated with the run-off and administration of the FG Policies, and related financing, tax and mitigation costs. With respect to indemnification claims arising from the FG Policies or related litigation, payments will first be made from a separate capital pool maintained by the Oxford pool related specifically to the FG Policies (to the extent available), followed by payment from the Indemnity Escrow Fund. The Indemnity Escrow Fund will remain in place until the later of: (i) a determination by the FG Committee (as defined in the Merger Agreement) that no further obligations remain under the FG Policies and (ii) a determination by the FG Committee that no reserves are required for pending or reasonably anticipated Special

3

Indemnified Matters. Once all claims related to the FG Policies and the Restructuring are resolved, any amounts remaining in the Indemnity Escrow Fund will be disbursed to the equityholders of RSC in proportion to the initial contribution to the Indemnity Escrow Fund.

Bridge Loan Facility

In connection with the Transaction, we also entered into a commitment letter (the “Bridge Commitment Letter”) with Bank of America, N.A., BofA Securities, Inc. and JPMorgan Chase Bank, N.A. (the “Bridge Lenders”). The Bridge Commitment Letter provides for a commitment by certain Bridge Lenders to provide up to $9.4 billion of loans under a 364-day senior unsecured bridge term loan facility (the “Bridge Loan Facility”) to fund a portion of the consideration for the Transaction and to pay related fees and expenses. Commitments under the Bridge Commitment Letter will be permanently reduced by, among other things, net cash proceeds of certain equity issuances, debt incurrences, asset sales and the committed amounts of any term loan facility or new or amended revolving credit facility. The commitments of the underwriters or their respective affiliates with respect to the Bridge Loan Facility will be reduced on a dollar-for-dollar basis by the gross proceeds from this offering. See “Underwriting.”

Notes Offering

Concurrently with this offering, we are also making a public offering (the “Notes Offering”) of senior notes. The closing of this offering is not conditioned upon the closing of the Notes Offering, and the closing of the Notes Offering is not conditioned upon the closing of this offering. It is possible that this offering occurs and the Notes Offering does not occur, and vice versa. The closing of the Transaction is also not conditioned upon the closing of the Notes Offering. We cannot assure you that the Notes Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy our notes. Certain of the underwriters of this offering are also underwriters in the Notes Offering.

Corporate Information

Our principal executive offices are located at 300 North Beach Street, Daytona Beach, Florida 32114. Our telephone number is (386) 252-9601. Our website is https://www.bbrown.com/us/. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

The Offering

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of our common stock, see “Description of Capital Stock” in this prospectus supplement.

Issuer	Brown & Brown, Inc.

Common Stock Offered	$4 billion in shares. We have also granted the underwriters a 30-day option to purchase up to an additional $400 million in shares.

Common Stock to be Outstanding Immediately Following this Offering	shares (or shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, together with any net proceeds from the Notes Offering and cash on hand, to fund the cash consideration payable under the Merger Agreement, and to pay fees and expenses associated with the foregoing.

The closing of this offering is not contingent on the consummation of the Transaction. The shares offered hereby will remain outstanding whether or not the Transaction is completed. If we do not consummate the Transaction, we expect to use the net proceeds from this offering for general corporate purposes.

Listing	Our common stock is listed on the NYSE under the symbol “BRO.”

Risk Factors	Investing in our common stock involves risk. See “Risk Factors” beginning on page S-20 of this prospectus supplement and page 5 of the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The number of shares of our common stock outstanding after this offering is based on 286,680,034 shares outstanding as of June 3, 2025, and does not include: (i) 8,435,355 shares of our common stock reserved for future issuance under our Amended and Restated 2019 Stock Incentive Plan; (ii) 4,921,585 shares of our common stock issuable under all of our outstanding equity awards pursuant to which shares have not yet been issued (assuming the maximum level of performance under such awards, which level of performance has not yet been determined); and (iii) 2,273,350 shares available for purchase under our Employee Stock Purchase Plan, in each case as of June 3, 2025.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the exercise by the underwriters pursuant to this offering of their option to purchase up to an additional $400 million in shares of our common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 10, 2025, the Company entered into the Merger Agreement, pursuant to which the Company, through the consummation of certain transactions, including the Merger, will acquire RSC for an aggregate purchase price of approximately: (i) $8,525 million in cash and (ii) shares of our common stock, with a value of approximately $1,300 million (based on the trading price of our common stock at the close of business on June 6, 2025), issuable to certain stockholders of RSC (the “Equity Consideration”). A portion of the merger consideration will be held in escrow as described in Note 4 to this unaudited pro forma condensed combined financial information. RSC is the holding company for Accession, a North American insurance distribution platform with a family of specialty insurance and risk management companies, including the Risk Strategies and One80 Intermediaries brands.

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at the Closing, Merger Sub will merge with and into RSC, following which the separate existence of Merger Sub will cease. RSC will continue its existence as the surviving corporation of the Merger as a wholly owned subsidiary of the Company.

The Company plans to fund the purchase price with a combination of: (i) net proceeds from this offering; (ii) net proceeds from the Common Stock Offering, and (iii) the Equity Consideration (together, the “Acquisition Financing”), described further in Note 3 to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information set forth below has been prepared in accordance with Article 11 of Regulation S-X, as amended, and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. For purposes of this section, “RSC” refers to RSC and its consolidated subsidiaries.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:

•

Audited consolidated financial statements and accompanying notes of the Company as of and for the year ended December 31, 2024 (as contained in its Annual Report on Form 10-K filed with the SEC on February 13, 2025);

•

Unaudited condensed consolidated financial statements and accompanying notes of the Company as of and for the three months ended March 31, 2025 (as contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on April 28, 2025); and

•

Audited consolidated financial statements and accompanying notes of RSC Topco, Inc. and Subsidiaries as of and for the year ended December 31, 2024 and unaudited condensed consolidated financial statements and accompanying notes of RSC Topco, Inc. and Subsidiaries as of and for the three months ended March 31, 2025 (as contained in Exhibits 99.3 and 99.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2025).

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of RSC, as adjusted to give effect to the Transaction and the Acquisition Financing (collectively, the “Transactions”). The unaudited pro forma condensed combined balance sheet as of March 31, 2025 gives effect to the Transactions as if they occurred or had become effective on March 31, 2025. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2025, and for the year ended December 31, 2024, give effect to the Transactions as if they occurred or had become effective on January 1, 2024. Further information about this basis of presentation is provided in Note 1 to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has been treated as the acquirer in the Transaction for accounting purposes in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Transactions been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined company.

Provisional estimates of fair value of RSC’s assets acquired and liabilities assumed will be subsequently reviewed and finalized within the first year of operations subsequent to the acquisition date to determine the necessity for adjustments. Fair value adjustments, if any, are most common to the values established for amortizable intangible assets, with the offset to goodwill, net of any income tax effect. Independent third-party valuation specialists were used to assist in determining the fair value of assets acquired and liabilities assumed for the Transaction. As of this filing, the specialists have not completed their analysis; and thus, these fair value estimates are provisional. These provisional fair value estimates will be subsequently reviewed and adjusted based on the results of this valuation.

As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. See “Risk Factors—The unaudited pro forma condensed combined financial information reflecting the Transaction included in this prospectus supplement is based on assumptions and is subject to change based on various factors” for further information.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transactions or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2025

(in millions)	Brown & Brown Historical	RSC Adjusted Historical (Note 2)	Acquisition Financing Adjustments	Note 3		Other Transaction Accounting Adjustments	Note 4		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$669	$171	$7,890	(a)(b)		$(7,857)	(a)		$873
Fiduciary cash	1,771	561	—			—			2,332
Commission, fees and other receivables	1,083	460	—			—			1,543
Fiduciary receivables	1,136	292	—			—			1,428
Reinsurance recoverable	447	262	—			—			709
Prepaid reinsurance premiums	480	361	—			—			841
Other current assets	331	142	—			—			473

Total current assets	5,917	2,249	7,890			(7,857)			8,199
Fixed assets, net	327	47	—			—			374
Operating lease assets	197	76	—			—			273
Goodwill	8,111	3,523	—			3,144	(f	)	14,778
Amortizable intangible assets, net	1,821	1,277	—			1,768	(b	)	4,866
Other assets	387	53	—			—			440

Total assets	$16,760	$7,225	$7,890			$(2,945)			$28,930

LIABILITIES AND EQUITY
Current Liabilities:
Fiduciary liabilities	$2,907	$887	$—			$—			$3,794
Losses and loss adjustment reserve	462	275	—			—			737
Unearned premiums	542	383	—			—			925
Accounts payable	481	365	—			50	(k	)	896
Accrued expenses and other liabilities	463	311	—			65	(c	)	839
Current portion of long-term debt	75	67	—			(67)	(e	)	75

Total current liabilities	4,930	2,288	—			48			7,266
Long-term debt less unamortized discount and debt issuance costs	3,731	4,574	3,965	(b	)	(4,574)	(e	)	7,696
Operating lease liabilities	186	60	—			—			246
Deferred income taxes, net	701	34	—			117	(d	)	852
Other liabilities	371	233	—			750	(a	)	1,354
Equity:
Redeemable Preferred Stock	—	363	—			(363)	(e	)	—
Common stock	31	16	4	(a	)	(15)	(a	)(e)	36
Additional paid-in capital	1,107	953	3,921	(a	)	(154)	(a	)(e)	5,827
Treasury stock	(748)	—	—			—			(748)
Accumulated other comprehensive income	15	(10)	—			10	(e	)	15
Non-controlling interests	20	—	—			—			20
Retained earnings	6,416	(1,286)	—			1,236	(e	)(k)	6,366

Total equity and mezzanine equity	6,841	36	3,925			714			11,516

Total liabilities and equity	$16,760	$7,225	$7,890			$(2,945)			$28,930

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2025

(in millions, except per share data)	Brown & Brown Historical	RSC Adjusted Historical (Note 2)	Acquisition Financing Adjustments	Note 3		Other Transaction Accounting Adjustments	Note 4		Pro Forma Combined
REVENUES
Commissions and fees	$1,385	$414	$—			$—			$1,799
Investment and other income	19	8	—			—			27

Total revenues	1,404	422	—			—			1,826
EXPENSES
Employee compensation and benefits	683	229	—			—			912
Other operating expenses	186	79	—			—			265
Loss on disposal	2	—	—			—			2
Amortization	53	37	—			16	(g	)(h)	106
Depreciation	11	3	—			—			14
Interest	46	111	58	(c	)	(111)	(h	)	104
Change in estimated acquisition earn-out payables	(4)	17	—			—			13

Total expenses	977	476	58			(95)			1,416

Income (loss) before income taxes	427	(54)	(58)			95			410
Income taxes	93	43	(14)	(d	)	(33)	(i	)(j)	89

Net income (loss) before non-controlling interests	334	(97)	(44)			128			321
Less: Net income attributable to non-controlling interests	3	—	—			—			3

Net income (loss) attributable to the Company	$331	$(97)	$(44)			$128			$318

Net income per share:
Basic	$1.16								$0.98

Diluted	$1.15								$0.96

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Twelve Months Ended December 31, 2024

(in millions, except per share data)	Brown & Brown Historical	RSC Adjusted Historical (Note 2)	Acquisition Financing Adjustments	Note 3	Other Transaction Accounting Adjustments	Note 4	Pro Forma Combined
REVENUES
Commissions and fees	$4,705	$1,599	$—		$—		$6,304
Investment and other income	100	37	—		—		137

Total revenues	4,805	1,636	—		—		6,441
EXPENSES
Employee compensation and benefits	2,406	849	—		—		3,255
Other operating expenses	710	311	—		50	(k)	1,071
Gain on disposal	(31)	—	—		—		(31)
Amortization	178	143	—		67	(g)(h)	388
Depreciation	44	21	—		—		65
Interest	193	474	233	(c)	(474)	(h)	426
Change in estimated acquisition earn-out payables	2	188	—		—		190

Total expenses	3,502	1,986	233		(357)		5,364

Income (loss) before income taxes	1,303	(350)	(233)		357		1,077
Income taxes	301	18	(56)	(d)	(11)	(i)(j)	252

Net income (loss) before non-controlling interests	1,002	(368)	(177)		368		825
Less: Net income attributable to non-controlling interests	9	—	—		—		9

Net income (loss) attributable to the Company	$993	$(368)	$(177)		$368		$816

Net income per share:
Basic	$3.48						$2.51

Diluted	$3.46						$2.47

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in connection with the Company’s acquisition of RSC.

The unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X and are based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of RSC, as adjusted to give effect to the pro forma adjustments described below.

The pro forma adjustments to the unaudited pro forma condensed combined statements of income have been prepared as if the Transaction occurred on January 1, 2024. The pro forma adjustments to the unaudited pro forma condensed combined balance sheet have been prepared as if the Transaction occurred on March 31, 2025. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X as amended. The pro forma adjustments are based on currently available information and certain estimates and assumptions; and therefore, the actual effect of the Transactions may materially differ from the pro forma adjustments.

The historical consolidated financial statements of the Company and RSC were prepared in accordance with U.S. GAAP.

The audited consolidated financial statements and accompanying notes of RSC as of and for the year ended December 31, 2024, and the unaudited condensed consolidated financial statements and accompanying notes of RSC as of and for the three months ended March 31, 2025, are attached as Exhibits 99.3 and 99.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2025.

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, with the Company considered the accounting acquirer of RSC. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired (including intangible assets) and liabilities assumed based upon management’s preliminary estimate of their fair values as of March 31, 2025. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment based on a final determination of fair value. The estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the Closing.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. Management has included certain reclassification and policy alignment adjustments for consistency in presentation as indicated in the subsequent notes (see Note 2 for further details). The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Transaction been completed as of the dates presented. This information should not be construed as representative of the future consolidated results of operations or financial condition of the combined company.

Note 2. Reclassification Adjustments

Certain balances were reclassified from RSC’s historical consolidated financial statements to conform the presentation with that of the Company. These reclassifications are based on management’s preliminary analysis and have no effect on separately reported net assets, equity or net income attributed to stockholders of RSC.

When the Company completes its detailed review of RSC’s chart of accounts and accounting policies, additional reclassification adjustments could be identified that, when conformed, could have a material impact on the combined company’s financial information. Refer to the table below for a summary of the reclassification adjustments made to RSC’s unaudited condensed consolidated balance sheet as of March 31, 2025, to conform its presentation to that of the Company.

(in millions)		As of March 31, 2025
Brown & Brown Presentation	RSC Presentation	RSC Unadjusted Historical	Reclassification Adjustments	Note		RSC Adjusted Historical
Cash and cash equivalents	Cash and cash equivalents	$171				$171
Fiduciary cash	Restricted Cash	561				561
Commission, fees and other receivables	Premiums, commissions, and fees receivable, net	752	(292)	(a	)	460
Fiduciary receivables		—	292	(a	)	292
Reinsurance recoverable	Reinsurance recoverables	262	—			262
Prepaid reinsurance premiums	Deferred reinsurance premiums ceded	361	—			361
Other current assets	Prepaid expenses and other current assets	142	—			142
Fixed assets, net	Property and equipment, net	47	—			47
Operating lease assets		—	76	(b	)	76
Goodwill	Goodwill	3,523	—			3,523
Amortizable intangible assets, net	Intangible assets, net	1,277	—			1,277
Other assets	Other long-term assets	129	(76)	(b	)	53

Total assets	Total assets	$7,225	$—			$7,225

Fiduciary liabilities	Premiums payable	887	—			887
Losses and loss adjustment reserve	Loss and loss adjustment expense reserves	275	—			275
Unearned premiums	Unearned premiums	383	—			383
Accounts payable	Accounts payable and accrued expenses	154	211	(c	)	365
	Ceded premiums payable	145	(145)	(c	)	—
	Current portion of purchase agreement obligations	154	(154)	(c	)	—
Accrued expenses and other liabilities	Other liabilities	223	88	(c	)	311
Current portion of long-term debt	Current portion of long-term debt	67	—			67
Long-term debt less unamortized discount and debt issuance costs	Long-term debt, net of debt discount and issuance costs	4,574	—			4,574
Operating lease liabilities		—	60	(d	)	60

(in millions)		As of March 31, 2025
Brown & Brown Presentation	RSC Presentation	RSC Unadjusted Historical	Reclassification Adjustments	Note		RSC Adjusted Historical
Deferred income taxes, net		—	34	(d	)	34
Other liabilities	Other long-term liabilities	73	160	(d	)	233
	Purchase agreement obligation	254	(254)	(d	)	—

Total liabilities		7,189	—			7,189
	Redeemable Preferred Stock	363	—			363
Common stock	Common stock	16	—			16
Additional paid-in capital	Additional paid-in capital	953	—			953
Treasury stock		—	—			—
Accumulated other comprehensive income	Accumulated other comprehensive loss	(10)	—			(10)
Non-controlling interests		—	—			—
Retained earnings	Accumulated deficit	(1,286)	—			(1,286)

Total equity	Total shareholders’ equity	(327)	—			(327)

Total liabilities and equity	Total liabilities, mezzanine equity and shareholders’ equity	$7,225	$—			$7,225

(a)	Represents the reclassification of a portion of RSC’s Premiums, commissions and fees receivable, net to Fiduciary receivables.
(b)	Represents reclassification of a portion of RSC’s Other long-term assets to Operating lease assets.
(c)

Represents reclassification of a portion of RSC’s Accounts payable and accrued expenses to Accrued expenses and other liabilities and reclassification of RSC’s Ceded premiums payable and Current portion of purchase agreement obligation to Accounts payable.

(d)

Represents reclassification of a portion of RSC’s Other long-term liabilities to Operating lease liabilities and Deferred income taxes, net and reclassification of RSC’s Purchase agreement obligation to Other liabilities.

Refer to the tables below for a summary of the reclassification adjustments made to RSC’s unaudited condensed consolidated statements of income for the three months ended March 31, 2025, and for the year ended December 31, 2024, to conform its presentation to that of the Company.

(in millions)		For the Three Months Ended March 31, 2025
Brown & Brown Presentation	RSC Presentation	RSC Unadjusted Historical	Reclassification Adjustments	Note		RSC Adjusted Historical
Commissions and fees	Commissions	$338	$76	(a)(b	)	$414
	Fees	63	(63)	(a	)	—
	Contingency and profit share	24	(24)	(a	)	—
	Insurance revenue	5	(5)	(a	)	—
Investment and other income		—	8	(c	)	8

Total revenues	Total revenues	430	(8)			422
Employee compensation and benefits	Commissions, employee compensation, and benefits	245	(16)	(b	)	229
Other operating expenses	Professional services	34	45	(d	)	79
	Other expenses	45	(45)	(d	)	—
Loss on disposal		—	—			—
Amortization	Depreciation and amortization	40	(3)	(e	)	37

(in millions)		For the Three Months Ended March 31, 2025
Brown & Brown Presentation	RSC Presentation	RSC Unadjusted Historical	Reclassification Adjustments	Note		RSC Adjusted Historical
Depreciation		—	3	(e	)	3
Interest		—	111	(f	)	111
Change in estimated acquisition earn-out payables	Change in fair value of deferred purchase consideration	17	—			17

Total expenses	Total expenses	381	95			476

	Interest income	5	(5)	(c	)	—
	Other income, net	3	(3)	(c	)	—
	Interest expense	111	(111)	(f	)	—
Income before income taxes	Loss before income taxes	(54)	—			(54)
Income taxes	Income tax expense	43	—			43
Net income before non-controlling interests	Net loss	(97)	—			(97)
Less: Net income attributable to non-controlling interests		—	—			—

Net income attributable to the Company	Net loss	$(97)	$—			$(97)

(a)	Represents reclassification of RSC’s Commissions, Fees, Contingency and profit share and Insurance revenue to Commissions and fees.
(b)	Represents reclassification of $16 million of third-party broker commission expense to Commission and fees.
(c)	Represents reclassification of RSC’s Interest income and Other income, net to Investment and other income.
(d)	Represents reclassification of RSC’s Professional services and Other expenses to Other operating expenses.
(e)	Represents reclassification of RSC’s Depreciation and amortization to separately present Depreciation and Amortization.
(f)	Represents reclassification of RSC’s Interest expense to Interest.

(in millions)		For the Year Ended December 31, 2024
Brown & Brown Presentation	RSC Presentation	RSC Unadjusted Historical	Reclassification Adjustments	Note		RSC Adjusted Historical
Commissions and fees	Commissions	$1,296	$303	(a)(b	)	$1,599
	Fees	245	(245)	(a	)	—
	Contingency and profit-share	87	(87)	(a	)	—
	Insurance revenue	13	(13)	(a	)	—
Investment and other income		—	37	(c	)	37

Total revenues	Total revenues	1,641	(5)			1,636
Employee compensation and benefits	Commissions, employee compensation, and benefits	891	(42)	(b	)	849
Other operating expenses	Professional services	134	177	(d	)	311
	Other expenses	174	(174)	(d	)	—
Loss on disposal		—	—			—
Amortization	Depreciation and amortization	164	(21)	(e	)	143

(in millions)		For the Year Ended December 31, 2024
Brown & Brown Presentation	RSC Presentation	RSC Unadjusted Historical	Reclassification Adjustments	Note		RSC Adjusted Historical
Depreciation		—	21	(e	)	21
Interest		—	474	(f	)	474
Change in estimated acquisition earn-out payables	Change in fair value of deferred purchase consideration	188	—			188

Total expenses	Total expenses	1,551	435			1,986

	Interest income	18	(18)	(c	)	—
	Other income, net	19	(19)	(c	)	—
	Loss on extinguishment of long-term debt	3	(3)	(d	)	—
	Interest expense	474	(474)	(f	)	—

Income before income taxes	Loss before income taxes	(350)	—			(350)
Income taxes	Income tax expense	18	—			18

Net income before non-controlling interests	Net loss	(368)	—			(368)
Less: Net income attributable to non-controlling interests		—	—			—

Net income attributable to the Company	Net loss	$(368)	$—			$(368)

(a)	Represents reclassification of RSC’s Commissions, Fees, Contingency and profit share and Insurance revenue to Commissions and fees.
(b)	Represents reclassification of $42 million of third-party broker commission expense to Commission and fees.
(c)	Represents reclassification of RSC’s Interest income and Other income, net to Investment and other income.
(d)	Represents reclassification of RSC’s Professional services, Other expenses and Loss on extinguishment of long-term debt to Other operating expenses.
(e)	Represents reclassification of RSC’s Depreciation and amortization to separately present Depreciation and Amortization.
(f)	Represents reclassification of RSC’s Interest expense to Interest.

Note 3. Acquisition Financing Adjustments

The Company signed an agreement on June 10, 2025 to acquire RSC. To finance the cash consideration for the planned Transaction, the Company expects to:

(a) close on an offering of its common stock, whereby approximately 36 million shares of common stock are expected to be issued for net proceeds of $3,925 million, after underwriting discounts and other expenses related to the offering.

(b) close a debt offering of $4,000 million aggregate principal amount of senior notes with an estimated weighted average interest rate of 5.75% (the “Notes”).

The impacts from the above described offerings (the “Offerings”) to the pro forma condensed combined balance sheet are expected to be as follows:

(a) Reflects the cash proceeds of $3,925 million, net of issuance costs and underwriting discounts related to the offering of common stock.

(b) Reflects the cash proceeds, net of issuance costs and underwriting discounts, of $3,965 related to issuance of the Notes. The Notes are expected to be issued at a principal amount of $4,000 million with issuance costs and underwriting discounts of approximately $35 million that will be amortized over the life of the Notes. The impacts from the Offerings to the pro forma condensed combined statements of income are expected to be as follows:

(c) Reflects the pro forma interest expense and amortized issuance costs and discounts adjustment for the three months ended March 31, 2025, and for the year ended December 31, 2024, calculated as follows:

(in millions)	Amount
Notes Principal	$4,000
Annual weighted average interest rate	5.75%
Annual interest on Notes	$230
Total estimated Notes issuance costs and underwriting discount	$35
Notes term (years)	12.5
Annual amortized debt issuance cost and discount	$3
Pro forma interest and amortization expense for 3 months ended March 31, 2025	$58
Pro forma interest and amortization expense for the year-ended December 31, 2024	$233

(d) Reflects the U.S. income tax benefit of the interest expense related to the Acquisition Financing using an estimated blended U.S. federal and state income tax rate of 24%. The adjustments contained in the unaudited pro forma condensed combined financial information are based on estimates; the effective tax rate herein will vary, potentially materially, from the estimated effective rate in periods subsequent to the Transaction.

Note 4. Other Transaction Accounting Adjustments

Under the terms of the Merger Agreement, the Company expects to acquire RSC for total gross consideration of $9,825 million. The debt and equity transactions to raise the cash necessary to finance the Transaction are discussed in Note 3. The Company is not expected to assume any outstanding borrowings of RSC.

The following table summarizes the sources of estimated purchase consideration and the estimated fair values of the identifiable tangible and intangible assets acquired and liabilities assumed as if the Transaction occurred on March 31, 2025:

(in millions)
Cash paid	$7,857
Common stock issued	800
Escrow holdback liability	750

Total consideration	9,407

16

(in millions)
Allocation of purchase price:
Cash and equivalents	171
Fiduciary cash	561
Commission, fees and other receivables	460
Fiduciary receivables	292
Reinsurance recoverable	262
Prepaid reinsurance premiums	361
Other current assets	142
Fixed assets	47
Operating lease assets	76
Goodwill	6,667
Amortizable intangible assets, net	3,045
Other assets	53

Total assets acquired	12,137

Fiduciary liabilities	(887)
Losses and loss adjustment reserve	(275)
Unearned premiums	(383)
Accounts payable	(365)
Accrued expenses and other liabilities	(376)
Operating lease liabilities	(60)
Deferred income taxes, net	(151)
Other liabilities	(233)

Total liabilities assumed	(2,730)

Net assets acquired	$9,407

The preliminary estimates are based on the data available to the Company and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired may have a corresponding impact on the amount of goodwill. The goodwill amount represents the total purchase consideration less the preliminary fair value of net assets acquired. When the Company completes its detailed review of RSC’s accounting policies, additional reclassifications could be identified that could have a material impact on the combined Company’s financial information.

The impacts to the pro forma condensed combined balance sheet from the Transaction are expected to be as follows:

(in millions)	Amount
Consideration (a):
Cash	$7,857
Common stock issued	800
Escrow holdback liability	750
Fair value step up of identifiable intangibles (b)	(1,768)
Assumed liabilities (c)	65
Deferred tax adjustment (d)	117
Elimination of historical RSC debt (e)	(4,641)
Elimination of historical RSC equity (e)	(36)

Total adjustments to goodwill (f)	3,144
Historical RSC goodwill	3,523

Total goodwill from Transaction	$6,667

(a)

Reflects consideration for the Transaction including cash of $7,857, the value of approximately 7 million shares of common stock of the Company to be issued to the selling stockholders totaling $800 million and an escrow holdback liability of $750 million. The escrow holdback liability relates to amounts placed in escrow to cover potential costs and runoff claims related to certain discontinued operations and includes $250 million of cash and $500 million in shares of common stock of the Company.

(b)

Reflects the impact of fair value step up of acquired trade names and purchased customer accounts, as compared to the carrying value of RSC’s intangible assets as of March 31, 2025. The estimated fair value of acquired trade names and purchased customer accounts is estimated at $45 million and $3,000 million, respectively.

(c)	Reflects adjustments to record transaction-related assumed liabilities.
(d)	Reflects adjustments to deferred tax balances for the impact of purchase price adjustments as follows:

(in millions)	Amount
Deferred tax liability for fair value of intangible assets acquired	$(442)
Write off RSC’s existing balance related to historical goodwill	56
Write off RSC’s historical valuation allowance	269
Net increase in deferred tax liabilities	$(117)

(e)	Reflects adjustments to write off RSC’s historical equity and repay outstanding corporate borrowings, which is expected to occur as part of the Transaction.
(f)	Reflects the net impact of the consideration and transaction accounting adjustments noted above.

The impacts to the pro forma condensed combined statements of income from the Transaction are expected to be as follows:

(g)	Reflects adjustments to intangible amortization expense based on the fair values and estimated useful life below.

The amount of amortization expense recognized following the Closing may differ significantly based upon the final fair value assigned. A 10% change in the valuation of the intangible assets acquired would result in a corresponding increase or decrease in the pro forma amortization expense of approximately $5 million and $21 million for the three months ended March 31, 2025, and the twelve months ended December 31, 2024, respectively.

(in millions)	Purchased Customer Accounts	Trade Names	Total
Intangible fair value	$3,000	$45	$3,045
Estimated useful life	15.0	4.5
Annual straight line amortization expense	$200	$10	$210
Three months straight line amortization expense	$50	$3	$53

(h)

Reflects the adjustment for the reversal of RSC’s historical amortization expense on intangible assets and interest related to debt, which is written off in (e) above and is not expected to legally convey as part of the Transaction.

(i)

Reflects the U.S. income tax expense of the Transaction’s pro forma adjustments using an estimated blended U.S. federal and state income tax rate of 24%. The adjustments contained in the unaudited pro forma condensed combined financial information are based on estimates; the effective tax rate for the combined company will likely vary, potentially materially, from the effective rate in periods subsequent to the Transaction.

(j)

Reflects adjustments to income tax expense resulting from the reduction of valuation allowances established for RSC’s deferred tax asset balances that may be realized by the combined company. The impact to income taxes is a decrease of $56 million and $97 million for the three months ended March 31, 2025, and the twelve months ended December 31, 2024, respectively.

(k)

Reflects the Company’s estimated one-time transaction-related costs of $50 million which have not been reflected in the Company’s historical consolidated statements of income for the year ended December 31, 2024 or three months ended March 31, 2025, or balance sheet as of March 31, 2025.

Note 5. Net Income Per Share

Basic net income per share is computed based on the weighted average number of shares of common stock (including participating securities) issued and outstanding during the period. Diluted net income per share is computed based on the weighted average number of shares of common stock issued and outstanding plus equivalent shares, assuming the issuance of all potentially issuable shares of common stock. The dilutive effect of potentially issuable shares of common stock is computed by application of the treasury stock method.

The following table sets forth the computation of pro forma basic and diluted net income per share:

(in millions, except per share data)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Net income attributable to the Company	$331	$993
Net loss attributable to RSC	(97)	(368)
Pro Forma adjustments to net income attributable to the Company	84	191

Pro Forma net income attributable to the Company	$318	$816
Weighted average number of common shares outstanding - basic	283	282
Follow-on public offering and equity consideration	43	43

Pro Forma weighted average number of common shares outstanding - basic	326	325
Dilutive effect of potentially issuable common shares(1)	6	6

Pro Forma weighted average number of common shares outstanding - diluted	332	331
Pro Forma basic net income per share	$0.98	$2.51
Pro Forma diluted net income per share	$0.96	$2.47

(1)	Includes approximately 4.5 million shares of common stock of the Company issuable to certain stockholders of RSC that will be held in escrow.

RISK FACTORS

Investing in shares of our common stock involves risks. The following risk factors, as well as those under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated herein by reference, should be considered prior to deciding to invest in any shares of our common stock offered for sale pursuant to this prospectus supplement. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in Exchange Act reports that we file with the SEC, which will be incorporated herein by reference, or by a post-effective amendment to the registration statement of which this prospectus supplement forms a part. There may be additional risks that are not presently material or known. If any of the events described below occur, our business, financial condition, results of operations, liquidity or access to the debt or capital markets could be materially adversely affected. The following risks could cause our actual results to differ materially from our historical experience and from any estimates or expectations set forth in forward-looking statements made in or incorporated by reference into this prospectus supplement or the documents incorporated herein by reference.

Risks Related to the Transaction

The Transaction may not be completed within the expected timeframe, or at all, and the pendency of the Transaction could adversely affect our business, financial condition, results of operations and cash flows.

Completion of the Transaction is subject to the satisfaction (or waiver) of certain conditions, a number of which are beyond our control and may prevent, delay or otherwise negatively affect their completion. Such conditions include, among others, the receipt of required regulatory approvals. The conditions to the Closing may not be satisfied and the Merger Agreement could be terminated. In addition, satisfying the conditions to the Transaction may take longer, and could cost more, than we expect. The occurrence of such events individually or in combination may adversely affect the cost savings and other benefits we expect to achieve from the Transaction and adversely affect our business, financial condition, results of operations and cash flows. In addition, if the Transaction does not close, the attention of our management will have been diverted to it rather than our operations and pursuit of other opportunities. Failure to complete the Transaction would, and any delay in completing the Transaction could, prevent us from realizing the anticipated benefits from the Transaction. Additionally, if we fail to close the Transaction and are otherwise in breach of our obligations, we could be liable for damages.

We may fail to realize all of the anticipated benefits of the Transaction (including use of RSC’s deferred tax assets), and the Transaction or those benefits may take longer to realize than expected.

We believe that there are significant benefits and synergies that may be realized through the Transaction. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt existing operations if not implemented in a timely and efficient manner. The full benefits of the Transaction, including the anticipated synergies and growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. In addition, our use post-closing of any of RSC’s deferred tax assets may be subject to limitation. Failure to achieve the anticipated benefits of the Transaction could adversely affect our results of operations or cash flows, decrease or delay any anticipated accretive effect of the Transaction and negatively impact the price of shares of our common stock.

Financing the Transaction will result in an increase in our indebtedness, which could adversely affect us, including by decreasing our business flexibility and increasing our interest expense.

As of March 31, 2025, our total debt was $3.81 billion. We intend to finance the purchase price of the Transaction with the net proceeds from this offering, together with any cash raised in the Notes Offering and cash on hand. We may also incur indebtedness under the Bridge Loan Facility to fund a portion of the cash consideration for the Transaction. These increases in our indebtedness may, among other things, reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs. In addition, the amount of cash required to pay interest on our indebtedness following, subject to market conditions and other factors, completion of the Notes Offering and the Transaction, and thus the demands on our cash resources, will materially increase as a result of the Notes Offering and the Transaction.

There can be no assurance that we will be able to secure the required financing in connection with the Transaction on acceptable terms, at favorable pricing, in a timely manner or at all.

We expect to finance the Transaction using the net proceeds of this offering, together with any cash raised in the Notes Offering and cash on hand. The completion of the Transaction is not conditioned on our ability to obtain financing. If our ability to raise funds through the capital markets is impacted for any reason, including, but not limited to, a deterioration in our financial results, poor economic conditions or stock market volatility, we may be unable to complete this offering or the Notes Offering on acceptable terms, at favorable pricing, in a timely manner, or at all. Additionally, the cost of financing the Transaction could be more expensive than expected.

If we are unable to obtain such financing as anticipated, we may nevertheless be compelled to specifically perform our obligations to complete the Transaction or could otherwise be subject to claims under the Merger Agreement, each of which could have a material adverse effect on us.

The unaudited pro forma condensed combined financial information reflecting the Transaction included in this prospectus supplement is based on assumptions and is subject to change based on various factors.

We and RSC have no prior history as a combined company and our assets and operations have not been managed on a combined basis. As a result, our unaudited pro forma condensed combined financial information included in this prospectus supplement, which was prepared in accordance with Article 11 of Regulation S-X, and historical consolidated financial statements of our and RSC’s businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Transaction and related financings been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company if the Transaction and related financings are consummated.

Our unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transaction, nor does it reflect the costs to integrate the operations of RSC or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements. Our unaudited pro forma condensed combined financial information included in this prospectus supplement is based in part on certain assumptions regarding the Transaction and the related financings. We believe the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances, however, such assumptions and estimates are preliminary and may not prove to be accurate over time. In addition, if and to the extent there are any changes in market conditions affecting the financings, then the unaudited pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. We have no obligation to update the unaudited pro forma condensed financial information for any subsequent event and may not do so.

As a result, investors should not place any undue reliance on our unaudited pro forma condensed combined financial information, and our actual results following the completion of the Transaction and related financings may differ from those that are anticipated.

The financial information related to RSC presented in this prospectus includes certain pro forma non-GAAP measures. Investors are cautioned not to place undue reliance on such information.

The Company’s management applied certain adjustments to certain of RSC’s financial information to calculate its pro forma adjusted EBITDA and pro forma adjusted EBITDA margin, including with respect to compensation expense and profit-sharing contingent commission items. While these adjustments are substantially similar to the adjustments the Company’s management makes when calculating the Company’s historical non-GAAP measures included in this prospectus and these measures assisted management in its assessment of the Transaction, these non-GAAP measures should not be considered substitutes for any performance metric determined in accordance with GAAP. Investors are cautioned not to place undue reliance on these non-GAAP measures.

We have made certain assumptions relating to the Transaction which may prove to be materially inaccurate.

We have made certain assumptions relating to the Transaction, which assumptions involve significant judgement and may not reflect the full range of uncertainties and unpredictable outcomes inherent in the Transaction and may be materially inaccurate. These assumptions relate to numerous matters, including:

•	projections of future revenue and our earnings per share;

•	projections of future expenses and expense allocation relating to the Transaction and RSC;

•	our ability to realize the expected benefits of the Transaction;

•	unknown or contingent liabilities associated with the Transaction or RSC;

•	our ability to maintain, develop and deepen relationships with employees, including key brokers, and customers associated with RSC;

•	the amount of goodwill and intangibles that will result from the Transaction;

•	other purchase accounting adjustments that we may record in our financial statements in connection with the Transaction;

•	acquisition and integration costs, including restructuring charges and transaction costs;

•

our ability to issue equity and debt or any other financing, or to generate and maintain needed cash from operations, to complete the Transaction and the impact of such financing on our operating results or financial condition; and

•	other financial and strategic risks of the Transaction.

Upon completion of the Transaction, we will be subject to the risks related to RSC’s business, including underwriting risk in connection with certain captive insurance companies.

Upon completion of the Transaction, we will be subject to risks related to RSC’s business and will assume its insurance policies and other obligations.

RSC’s ownership of one or more protected cells in certain captive insurance companies will subject us to underwriting risk through such ownership and/or participation and may also subject us to certain liabilities and expenses, including those subject to the indemnification provisions of the Merger Agreement described under “Summary—Recent Developments—Indemnification Arrangement.” RSC currently owns, and may continue to own, from time to time, one or more protected cells in certain captive insurance companies for the purpose of facilitating additional underwriting capacity for certain of its customers. While RSC’s underwriting risk through any such captive insurance company would generally be limited (absent any regulatory requirement for the contribution of additional capital or contractual obligation to fund any underwriting losses in excess of contributed capital), we may be subject to claims expenses associated with any losses from these customers or programs to the extent not covered by any reinsurance. Our results of operations may be negatively impacted if any such captive insurance company incurs claims expenses.

Relatedly, we cannot predict the ultimate outcome of the litigation pending against Oxford with respect to the Restructuring, including remedies, damage awards or adverse results in such litigation, and any similar proceedings could have a material adverse effect on us. Our results of operations would be negatively impacted if the costs of the claims relating to the FG Policies exceed the value of the cash and stock held in the Indemnity Escrow Fund pursuant to the terms of the Merger Agreement.

In addition, RSC has an advisory services business that assists certain clients with the establishment of captive insurance companies, for their own purposes, which leverage the benefits of Section 831(b) of the Internal Revenue Code of 1986, as amended, and which are subject to audit and oversight from the Internal Revenue Service (“IRS”). The IRS has conducted investigations, and may be conducting investigations, of certain peers of RSC that also provide similar services, with respect to whether or not such third parties are acting as a tax shelter promoter in connection with those operations. If the IRS were to disallow 831(b) elections, modify its guidance around 831(b) elections, or otherwise investigate our business and conclude that we are not in compliance with IRS regulations, whether or not merited, those events could harm our business, results of operations and financial condition.

Furthermore, where our businesses overlap, any risks we face may be intensified due to the Transaction. This may exacerbate the risks we already undertake, as described in our 2024 10-K under “Item 1A. Risk Factors.”

We have not identified any specific use of the net proceeds from this offering in the event the Transaction does not close.

Consummation of the Transaction is subject to a number of conditions and, if the Merger Agreement is terminated for any reason, our board of directors (the “Board”) and management will have broad discretion over the use of the net proceeds we receive from this offering. Since the primary purpose of this offering is to provide funds to pay a portion of the Transaction consideration, we have not identified a specific use for the net proceeds from this offering in the event the Transaction does not occur. Any funds received may be used by us for general corporate purposes, which may include the pursuit of other business combinations or other uses. The failure of our management to use the net proceeds from this offering effectively could have an adverse effect on our business and may have an adverse effect on our earnings per share.

Risks Related to this Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of our common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•

adverse economic conditions, trade policies, political conditions, outbreaks of war, disasters, or regulatory or other policy changes in states or countries where we have a concentration of our business;

•	fluctuations in our financial results, revenues and expenses;

•	quarterly and annual variations in our operating results;

•	changes in the market’s expectations about our operating results;

•	loss of revenues;

•	fluctuations in foreign currency exchange rates;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the insurance industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•

the impact or perceived impact of developments relating to our acquisitions such as the Transaction, including the possible perception by securities analysts or investors that such acquisitions divert management attention from our core operations;

•	market volatility;

•	changes in the U.S.-based credit markets;

•	changes in current U.S. or global economic conditions, including an extended slowdown in the markets in which we operate;

•	a downgrade to our corporate credit rating, the credit ratings of our outstanding debt or other market speculation;

•

general conditions in the insurance industry, including changes or consolidation in the insurance brokerage industry, the volatility of or decline in premiums or other adverse trends in the insurance industry;

•	our investments in geographic expansion and to increase our presence in existing markets;

•	our ability to successfully execute our growth strategy;

•	a cybersecurity attack or any other interruption in information technology and/or data security that may impact our operations or the operations of third parties that support us;

•	legal proceedings;

•	our ability to comply with non-U.S. laws, regulations and policies; and

•	sales of substantial amounts of shares of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur.

In recent years, the stock market has experienced significant price and volume fluctuations. Such fluctuations, as well as general political conditions, the current economic conditions, or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock. This volatility frequently has occurred without regard to the operating performance of the affected companies, and the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, which could materially reduce our share price.

Our stock price may be negatively affected by fluctuations in our financial results.

The market price of our common stock may be subject to fluctuations due not only to general economic and stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. Our operating results, revenues and expenses may also fluctuate for many other reasons, many of which are outside of our control, such as: competition; our ability to control expenses; loss of revenues; changes or consolidation in the insurance brokerage industry; the volatility of or declines in premiums or other adverse trends in the insurance industry; our investments in geographic expansion and to increase our presence in existing markets; interest rate fluctuations; successful execution of our strategic growth plans; managerial execution; employee retention; growing risks associated with international operations; foreign currency and exchange rate fluctuations; inflation; litigation; acquisitions of other companies or assets; or our investments in other corporate resources. In addition, changes in accounting policies or practices may affect our level of net income. Fluctuations in our financial results, revenues and expenses may cause the market price of our common stock to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. The issuance of any additional shares of our common stock or convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock, restricted stock units, performance stock, performance stock units, stock appreciation rights, options or warrants to purchase our shares of our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock, restricted stock units, performance stock or performance stock units vest, our shareholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

If securities or industry press or analysts cease covering our common stock, publish negative research or reports about our business, or if they change their recommendations regarding our common stock adversely, the share price and trading volume of our common stock could decline.

The trading market for shares of our common stock may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our common stock, or if industry press publishes negative articles about our Company, the share price of our common stock would likely decline. If one or more of these analysts ceased coverage of our Company or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Our common stock is equity and is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    million (or approximately $     if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and our estimated offering expenses.

We intend to use the net proceeds from this offering, together with any net proceeds from the Notes Offering and cash on hand, to fund the cash consideration payable under the Merger Agreement, and to pay fees and expenses associated with the foregoing. The closing of this offering is not contingent on the consummation of the Transaction and there can be no assurance that we will consummate the Transaction on the terms described herein or at all.

The shares of our common stock offered hereby will remain outstanding whether or not the Transaction is completed. If we do not consummate the Transaction, we expect to use the net proceeds from this offering for general corporate purposes.

Pending application of the net proceeds from this offering as described herein, we expect to invest such net proceeds in investment grade securities, money market funds, bank deposit accounts or similar short-term investments.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and consolidated capitalization as of March 31, 2025:

•	on an actual basis; and

•	on an as adjusted basis to give effect to $ million of net proceeds from this offering (assuming no exercise of the underwriters’ option and without giving effect to the Transaction).

You should read this table in conjunction with “Use of Proceeds” and “Selected Financial Data” contained elsewhere in this prospectus supplement, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and audited consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2024, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and unaudited condensed consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, in each case, incorporated by reference in this prospectus supplement.

The following table does not give effect to the Notes Offering, with which we intend to finance an additional portion of the cash consideration related to the Transaction.

	As of March 31, 2025
	Actual	Pro Forma as adjusted
	(in millions, except per share amounts)
Cash and cash equivalents	$669	$

Current portion of long-term debt:
Current portion of unsecured term loan due 2026(1)	$25		$25
Current portion of term loan due 2027	50		50

Total current portion of long-term debt	75		75

Long-term debt, less current portion:
Revolving credit facility(2)	400		400
Unsecured term loan due 2026	162		162
Term loan due 2027	350		350
4.500% Senior Notes due 2029	350		350
2.375% Senior Notes due 2031	700		700
4.200% Senior Notes due 2032	598		598
5.650% Senior Notes due 2034	599		599
4.950% Senior Notes due 2052	592		592
Debt issuance costs	(20)		(20)

Total long-term debt	3,731		3,731

Total debt	3,806		3,806
Shareholders’ Equity:
Common Stock, par value $0.10 per share	31
Additional paid-in capital	1,107
Treasury stock, at cost	(748)		(748)
Retained Earnings	6,416		6,416
Accumulated other comprehensive loss	15		15
Non-controlling interests	20		20

Net shareholders’ equity	6,841

Total capitalization	$10,647	$

(1)	Consists of the unsecured term loans under the Credit Facility.
(2)	Consists of the revolving portion of the Credit Facility.

SELECTED FINANCIAL DATA

The following selected data are derived from our consolidated financial statements. The data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the “Business” section and our audited consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2024 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our unaudited condensed consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, each of which are incorporated by reference in this prospectus supplement. The selected historical consolidated financial information shown below for fiscal years 2024, 2023 and 2022 has been derived from our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2024. The selected historical consolidated financial information shown below as of March 31, 2025 and for the three months ended March 31, 2025 and March 31, 2024 has been derived from our unaudited interim condensed consolidated financial statements, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

	Three Months Ended		Year Ended December 31
(in millions)	March 31, 2025	March 31, 2024	2024	2023	2022
Income Statement Data
Total Revenues	$1,404	$1,258	$4,805	$4,257	$3,573
Total Expenses	977	894	3,502	3,111	2,697
Income before income taxes	427	364	1,303	1,146	876
Income Taxes	93	71	301	276	204
Net Income attributable to the Company	$331	$293	$993	$871	$672

		December 31
(in millions)	March 31, 2025	2024	2023	2022
Balance Sheet Data (at period end)
Total Assets	$16,760	$17,612	$14,883	$13,974
Current portion of long term debt	75	225	569	251
Total Debt	3,806	3,824	3,796	3,942
Total shareholders’ equity	$6,841	$6,437	$5,579	$4,607

Reconciliation of RSC Non-GAAP Financial Information

The table below provides reconciliations of RSC’s total revenues for the year ended December 31, 2024 to RSC’s pro forma adjusted EBITDA and pro forma adjusted EBITDA margin for the year ended December 31, 2024. We present these measures because we believe such information is of interest to the investment community and because we believe they provide additional meaningful methods to evaluate operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis due to the impact of certain items that have a high degree of variability, that we believe are not indicative of ongoing performance and that are not easily comparable from period to period. This non-GAAP financial information should be considered in addition to, not in lieu of, GAAP information as of the relevant date.

RSC’s EBITDA is defined as income before interest, income taxes, depreciation and amortization. RSC’s EBITDA Margin is defined as EBITDA divided by total revenues.

(in millions)	Year Ended December 31, 2024
	RSC Unadjusted Historical		M&A run-rate adjustments	RSC non-GAAP adjustments	RSC adjusted	Brown & Brown GAAP adjustments	Brown & Brown non-GAAP adjustments	Adjusted pro forma
Commissions and Fees	1,554	(1)	79	1	1,634	(14)	(2)	1,618
Contingent commissions	87	(2)	4		91	(28)	(1)	62
Investment & other income	37	(3)	—		37	—	(1)	36

Total revenues	1,678	(4)	83	1	1,762	(42)	(4)	1,716
Compensation Expense	(891	)(5)	(35)	47	(879)	42	(20)	(857)
Operating Expense	(311	)(6)	(7)	62	(256)	—	(3)	(259)

Expenses	(1,202	)(7)	(42)	109	(1,135)	42	(23)	(1,116)

EBITDA	476		41	110	627	—	(27)	600

(EBITDA Margin)	28%				36%			35%

(1)	Amount includes the following, which are shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss: commissions (1,296), fees (245) and insurance revenue (13).
(2)	Amount reflects contingency and profit-share (87), as shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss.
(3)	Amount includes the following, which are shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss: interest income (18) and other income, net (19).
(4)	Amount reflects the following, which are shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss: total revenues (1,641), plus interest income (18) and other income, net (19).
(5)	Amount includes commissions, employee compensation, and benefits expenses (891), which are shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss.
(6)

Amount includes the following, which are shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss: professional services (134), other expenses (174) and loss on extinguishment of long-term debt (3).

(7)

Amount reflects the following, which are shown on RSC’s Consolidated Statement of Operations and Comprehensive Loss: total expenses (1,551), less (i) depreciation and amortization (164) and change in fair value of deferred purchase consideration (188), plus (ii) loss on extinguishment of long-term debt (3).

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), and our By-Laws, as amended and restated (our “By-Laws”), are summaries of their material terms and provisions and are not complete and are subject to, and qualified in their entirety by reference to, each of the items identified below. For a complete description of our capital stock, Articles of Incorporation and By-Laws, please refer to our Articles of Incorporation, our By-Laws and the applicable provisions of the Florida Business Corporations Act (the “FBCA”).

Authorized Capital Stock

Under our Articles of Incorporation, the number of shares of capital stock that we have authority to issue is 560,000,000 shares of our common stock, par value $0.10 per share.

Common Stock

Voting. Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, directors are elected by a majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast in uncontested elections. If our Board determines that an election is contested, then directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Action on a matter other than the election of directors is approved if the votes cast favoring the action exceed the votes cast opposing the action (excluding abstentions and broker non-votes), unless applicable law requires a greater number of affirmative votes.

Dividends. Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our Board. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share of our common stock. Any determination to declare or pay dividends in the future will be at the discretion of our Board and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our Board.

Our common stock is listed on the NYSE under the symbol “BRO.”

No Redemption, Conversion or Preemptive Rights

No preemptive rights are conferred upon the holders of our common stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us.

Fully Paid and Nonassessable

When we issue shares of our common stock, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

Neither our Articles of Incorporation nor our By-Laws contain any restrictions on the transfer of our common stock. In the case of any transfer of our common stock, there may be restrictions imposed by applicable securities laws.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Equiniti Trust Company, LLC.

Certain Anti-Takeover Provisions of Our Articles of Incorporation, Our By-Laws and the FBCA

FBCA

We are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the FBCA, a publicly-held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” without the approval of our Board and the authorization of the holders of two-thirds of the voting shares of such corporation (excluding shares held by the interested shareholder) at an annual or special meeting of shareholders, unless:

•	the transaction is approved by a majority of disinterested directors;

•

the interested shareholder has owned (together with affiliates and associates) at least 80% of the corporation’s outstanding voting shares for at least three years preceding the announcement date of any such business combination;

•

the interested shareholder is the beneficial owner (together with affiliates and associates) of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless: (1) our Board approved such acquisition prior to its consummation; or (2) after such acquisition, in lieu of prior approval by our Board, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to exercise or direct the exercise of the voting power of the corporation in an election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of all voting power;

•	one-third or more, but less than a majority, of all voting power; or

•	a majority or more of all voting power.

These statutory provisions may prevent takeover attempts that might result in a premium over the market price for shares of our common stock.

Our Articles of Incorporation and Our By-Laws

Number of Directors; Removal; Filling of Vacancies

Our Articles of Incorporation and By-Laws provide that our Board shall consist of not less than three directors, which number may be set, increased or diminished from time to time by resolution of our Board.

Our shareholders may remove any director from office, with or without cause, at any special meeting called for that purpose by vote of a majority of our shares entitled to vote and, subject to certain requirements set forth in our By-Laws, elect his or her successor. When the office of a director becomes vacant for any reason: (i) the shareholders may fill the vacancy, (ii) our Board may fill the vacancy, or (iii) if the remaining directors are less than a quorum, the vacancy may be filled by the affirmative vote of a majority of all the directors then remaining in office.

Shareholder Action

Our By-Laws provide that shareholder action may be taken at an annual or special meeting of shareholders. Special meetings of shareholders may be called only by our President or our Board, whenever he, she or they deem it proper and shall be called by our Secretary if shareholders of record as of the record date fixed in accordance with Section 1.2(d) of our By-Laws, who hold the aggregate voting power as required by FBCA, sign, date and deliver to the Secretary a written demand for the meeting, subject to certain additional requirements set forth in our By-Laws.

Advance Notice for Shareholder Proposals or Nominations at Meetings

Our By-Laws establish an advance notice procedure for shareholder proposals to be brought before any meeting of shareholders and for nominations by shareholders of candidates for election as directors at meetings at which directors are to be elected. Subject to any other applicable requirements, including Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting of shareholders as has been:

•	specified in the notice of meeting (or in any supplement) given by, or at the direction of, our Board;

•	if not specified in the notice of meeting, be otherwise properly brought before the meeting by, or at the direction of, the chairman of the meeting or our Board; or

•

if not specified in the notice of meeting, be otherwise properly brought before the annual meeting by any shareholder present in person who: (i)(a) was a shareholder of record at the time such notice of meeting was delivered and is at the time of the meeting, (b) is entitled to vote at the meeting, (c) is compliant with the notice procedures set forth in Section 1.8 of our By-Laws, and, (d) in the case of nominations, is compliant with the requirements of Rule 14a-19 under the Exchange Act, (ii) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act or (iii) in the case of a shareholder nominations to be included in our proxy statement for an annual meeting of shareholders, is an eligible shareholder who satisfies the notice, ownership and other requirements of Section 1.9 of our By-Laws.

In addition, for business to be properly brought before an annual meeting by a shareholder, such business must be a proper matter for shareholder action pursuant to our By-Laws and under applicable law.

With respect to a special meeting of the shareholders, only such business may be conducted at the meeting as has been specified in the notice of such special meeting or pursuant to Section 1.2 of our By-Laws. Nominations of persons for election to our Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the notice of meeting: (i) by or at the direction of our Board or shareholders pursuant to Section 1.2 of our By-Laws or (ii) provided that our Board (or shareholders pursuant to Section 1.2 of our By-Laws) has determined that directors shall be elected at such meeting, by any shareholder who is a shareholder of record at the time the notice provided for in our By-Laws is delivered to us, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in Section 1.2 and Section 1.8 of our By-Laws and the requirements of Rule 14a-19 under the Exchange Act. At a meeting of shareholders, the chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the foregoing procedures, and if he or she should so determine, declare so at the meeting and any such business not properly brought before the meeting shall not be transacted.

To be timely, a written notice of the intent of a shareholder to make a nomination of a person for election as a director or to bring any other business before an annual meeting must be delivered to, or mailed or received by, our Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary date, such advance notice shall be given by the later of:

•	the close of business on the date 90 days prior to the date of the annual meeting; or

•	the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made by us.

If we call a special meeting of shareholders for the purpose of electing directors, notice of nominations must be received by our Secretary not later than the close of business on the 90th day prior to the date of such special meeting, or if later, the tenth day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board to be elected at such meeting.

To be in proper written form, every such notice by a shareholder must set forth as to each matter such shareholder proposes to bring before an annual or special meeting of the shareholders, the following:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director (each, a “proposed nominee”):

(i)	the name, date of birth, business address and residence address of the proposed nominee;

(ii)	the principal occupation or employment of the proposed nominee;

(iii)	the class or series and number of shares of our capital stock, if any, that are owned beneficially and of record by the proposed nominee;

(iv)

any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to and in accordance with Section 14(a) of the Exchange Act and any other applicable provisions of the Exchange Act;

(v)

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if such proposing person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(vi)

the written consent of each proposed nominee to being named in a proxy statement relating to our next meeting of shareholders at which directors are to be elected and to serving as a director if so elected.

•	as to each item of business that the shareholder proposes to bring before a meeting:

(i)

a description of the matter and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Articles of Incorporation or By-Laws, the text of the proposed amendment);

(ii)	the reasons for conducting such business at the meeting and any material interest in such business of each proposing person;

(iii)

a reasonably detailed description of all agreements, arrangements and understandings: (x) between or among any of the proposing persons or (y) between or among any proposing person and any other person (including their names) in connection with the proposal of such business by such shareholder; and

(iv)

any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and any other applicable provisions of the Exchange Act.

•

as to the shareholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made, and any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder in such solicitation (each a “proposing person”):

(i)	the name and address of such shareholder, as they appear on our stock transfer books, and the name and address of such beneficial owner and participant;

(ii)

the class or series and number of shares of our capital stock that are owned beneficially and, directly or indirectly, of record by such shareholder and such beneficial owner, except that such proposing person shall in all events be deemed to beneficially own any of our shares of any class or series as to which such proposing person has a right to acquire beneficial ownership at any time in the future;

(iii)	the date or dates upon which such shareholder acquired ownership of such shares;

(iv)	documentary evidence for any claim of beneficial ownership;

(v)

a representation that the shareholder is a holder of record of our capital stock, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring such business before the meeting;

(vi)

a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing;

(vii)

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to our shares of stock;

(viii)

in the case of a proposal other than a nomination, a representation as to whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of the proposal;

(ix)

in the case of a nomination, a representation that such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least 67% of the voting power of our outstanding capital stock entitled to vote in the election of directors; and

(x)	in the case of a nomination, all other information required under Rule 14a-19 under the Exchange Act.

Exclusive Forum Provision of our By-Laws

Our By-Laws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions shall be the Seventh Judicial Circuit Court in and for Volusia County, Florida (or, if no state court located within the State of Florida has jurisdiction, the federal district court for the Middle District of Florida). Those actions include: (i) any derivative action or proceeding brought on behalf of us, (ii) any proceeding asserting a claim of breach of fiduciary duty owed by any of our directors or our officers or other employees to us or our shareholders, (iii) any proceeding arising pursuant to any provision of the FBCA or our Articles of Incorporation or our By-Laws (as either may be amended from time to time) or (iv) any proceeding asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine. Subject to the preceding provisions, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

Amendments to our By-Laws

Our By-Laws may be amended or repealed and additional By-Laws added or adopted by our Board unless, except as provided in the FBCA, the shareholders, in amending, repealing, or adopting the By-Laws generally or a particular By-Law provision, expressly provide that our Board may not amend, repeal, adopt, or reinstate our By-Laws generally or that particular By-Law provision. Our By-Laws may be amended or repealed at any meeting of shareholders by a vote of the majority of our issued and outstanding shares of our common stock.

Amendment of our Articles of Incorporation

Our Articles of Incorporation and our By-Laws provide that our Articles of Incorporation may be amended in the manner provided by the FBCA. Our Board may adopt one or more amendments to our Articles of Incorporation without shareholder action to the extent expressly permitted by the FBCA. With respect to any amendment to our Articles of Incorporation requiring shareholder approval under the FBCA, every amendment shall be approved by our Board, proposed by them to our shareholders, and approved at a shareholders meeting by a majority of the shares entitled to vote thereon, unless all directors and all shareholders sign a written statement manifesting their intention that a certain amendment of our Articles of Incorporation be made.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum tax, impact of the Medicare surtax on certain net investment income, any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction.

This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold our common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge you to consult with your own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR

PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of our common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, which will be treated as described under the section titled “— Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder on shares of our common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). Such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted.

A non-U.S. holder that claims an exemption from withholding or the benefit of an applicable income tax treaty will generally be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Taxable Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder will not generally be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock, unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

our common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our common stock at any time during the foregoing period.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses realized during the same taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information may also be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding will not generally apply to distributions to a non-U.S. holder provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Accounts Tax Compliance Act (“FATCA”)

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid to: (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either: (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either: (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). You are urged to consult your own tax advisor regarding these rules.

UNDERWRITING

J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book-running managers of this offering and are acting as representatives of the several underwriters named below.

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite such underwriter’s name.

Underwriter	Number of Shares
J.P. Morgan Securities LLC	$
BofA Securities, Inc.
Total	$

The underwriting agreement is subject to a number of terms and conditions and provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock offered hereby are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares of our common stock offered hereby if they purchase any of the shares of our common stock offered hereby. However, the underwriters are not required to take or pay for any of the shares of our common stock covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and may offer the shares to dealers at the public offering price less a concession not to exceed $     per share. After the initial offering of the shares of our common stock to the public at the initial public offering price, the underwriters may change the public offering price and concessions. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional $400 million in shares of our common stock from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase shares in approximately the same proportion as shown in the table above. Any additional shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The following table shows the per share and total public offering price, underwriting discounts and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $400 million in shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public Offering Price	$	$	$
Underwriting Discounts	$	$	$
Proceeds, Before Expenses, to Us	$	$	$

We estimate that our total expenses for this offering (excluding the underwriting discounts in this offering) will be approximately $    million and will be payable by us.

We have agreed that, for a period of 45 days after the date of this prospectus supplement (the “Company Restricted Period”), we will not and will not publicly disclose an intention to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the

SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., other than the shares of our common stock to be sold in this offering.

The restrictions described above do not apply to: (i) the issuance of shares of our common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of this prospectus supplement and described in this prospectus supplement; (ii) the filing by the Company of a registration statement on Form S-8 or a successor form thereto in respect of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock issued under or granted pursuant to the terms of certain equity compensation plans, (v) the entry into an agreement providing for the issuance by the Company of shares of our common stock or any security convertible into or exercisable for shares of our common stock in connection with the acquisition by the Company or its subsidiaries of the securities, business, property or other assets of another person or entity, and the issuance of any such securities pursuant to any such agreement, provided that the aggregate number of shares of our common stock or any security convertible into or exercisable for shares of our common stock may not exceed 5% of the total number of shares of our common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement and further provided that such recipients enter into a customary lock-up agreement with the underwriters prior to the issuance of any such shares of our common stock, (vi) any shares of our common stock issued pursuant to the Merger Agreement or (vii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of certain equity compensation plans. J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

In addition, our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., they will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this prospectus supplement and ending at the close of business 45 days after the date of this prospectus supplement (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with our common stock, the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The foregoing also precludes our directors and executive officers from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by them or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of any Lock-Up Securities, in cash or otherwise. J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Notwithstanding the foregoing and subject to certain requirements, our directors and executive officers may transfer their Lock-Up Securities: (i) as a bona fide gift or gifts, or for bona fide estate planning purposes; (ii) by will or intestacy; (iii) to any trust for the direct or indirect benefit of them or their immediate families; (iv) to a partnership, limited liability company or other entity of which they and their immediate families are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; (vi) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (vii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee; (viii) as part of a sale of the Lock-Up Securities acquired in open market transactions after the closing date for this offering; (ix) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the terms described above, and provided further that any such restricted stock units, options, warrants or rights are held pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, and each such agreement or plan is described in this prospectus supplement; and (x) in connection with certain change of control transactions.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NYSE, in the over the counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Additionally, affiliates of certain of the underwriters are lenders under our second amended and restated credit agreement, October 27, 2021, with the lenders named therein, JPMorgan Chase Bank, N.A. as administrative agent, and certain other banks as co-syndication agents and co-documentation agents, as amended by Amendment No. 1 to the second amended and restated credit agreement, dated February 10, 2023 and our loan agreement, dated March 31, 2022, with the lenders named therein, BMO Harris Bank N.A., as administrative agent, Fifth Third Bank, National Association, PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents and BMO Capital Markets Corp., BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Truist Securities, Inc., as joint bookrunners and joint lead arrangers.

Bank of America, N.A., BofA Securities, Inc. and JPMorgan Chase Bank, N.A., affiliates of certain of the underwriters, have committed to provide us with up to a $9.4 billion senior unsecured Bridge Loan Facility in connection with the Transaction. See “Summary—Recent Developments—Proposed Transaction” and “Summary—Recent Developments—Bridge Loan Facility.” J.P. Morgan Securities LLC and BofA Securities, Inc. are also acting as financial advisors to us in connection with the Transaction. The commitments of the underwriters or their respective affiliates with respect to the Bridge Loan Facility will be reduced on a dollar-for-dollar basis by the gross proceeds from the notes. See “Underwriting.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection

73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in any Member State of the EEA of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Brown & Brown or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither Brown & Brown nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in the EEA in circumstances in which an obligation arises for Brown & Brown or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make an offer in the United Kingdom of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Brown & Brown or any of the underwriters to publish a prospectus pursuant to Section 85 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) in relation to such offer. Neither Brown & Brown nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in the United Kingdom in circumstances in which an obligation arises for Brown & Brown or the underwriters to publish a prospectus for such offer.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the shares of our common stock offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the shares of our common stock offered hereby or any of their contents.

Other Regulatory Restrictions in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Brown & Brown.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made under the SFO, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the C(WUMP)O; and no advertisement, invitation or document relating to the shares of our common stock has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the SFO and any rules made under the SFO.

Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) on the ground that the solicitation for subscription of the shares of our common stock falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the Financial Instruments and Exchange Law. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the Financial Instruments and Exchange Law, “QII”) who acquired the shares of our common stock shall enter into an agreement which provides that they shall not transfer such interests to anyone other than another QII. Accordingly, the shares of our common stock have not been or will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except for private placement pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and would not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares of our common stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the shares of our common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(1)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(2)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the shares of our common stock except:

(a)

to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification: Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Brown & Brown has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The shares of our common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of our common stock in Taiwan.

LEGAL MATTERS

Holland & Knight LLP, Orlando, Florida will pass upon the validity of the securities offered hereby for Brown & Brown. Sidley Austin LLP, New York, New York will act as counsel to the underwriters in this offering.

EXPERTS

The financial statements of Brown & Brown, Inc. incorporated by reference in this prospectus supplement, and the effectiveness of Brown & Brown, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The audited historical financial statements of RSC Topco, Inc. incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement and the accompanying prospectus, which forms part of the registration statement, do not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus supplement or the accompanying prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus supplement or the accompanying prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the securities offered in this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our SEC filings are available to the public from the SEC’s website. We also make our SEC filings available free of charge on our website at https://www.bbrown.com/us/. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

PROSPECTUS

Brown & Brown, Inc.

Debt Securities,

Common Stock

and

Warrants

We may offer and sell, from time to time, the following:

•	debt securities;

•	common stock; and

•	warrants.

We may sell any combination of these securities in one or more offerings in amounts, at prices and on terms to be determined at the time of the applicable offering and in units consisting of two or more of such classes of securities.

This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you invest.

Investing in our securities involves risk. See “Risk Factors” appearing on page 5 in this prospectus, any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or any accompanying prospectus supplement before investing in our securities.

Our common stock is traded on The New York Stock Exchange under the symbol “BRO.”

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2023.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

The information in this prospectus or any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we as a “well-known seasoned issuer” filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of these securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offered securities and the offering, including a detailed description of the securities to be offered, the specific amount or amounts of securities to be offered, the prices of such securities, the name of any agent, underwriter or dealer through which we will sell the securities and a description of any arrangement with such agent, underwriter or dealer, and information about any securities exchange or automated quotation system on which the securities will be listed. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement of which this prospectus is a part or the exhibits to the registration statement. For further information, we refer you to the registration statement of which this prospectus is a part, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

When used in this prospectus and any prospectus supplement, unless otherwise specified or the context otherwise requires, the terms “Brown & Brown,” “we,” “our,” “us” and the “Company” refer to Brown & Brown, Inc. and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, as amended, throughout this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and “continue” or similar words. We have based these statements on our current expectations about potential future events. Although we believe the expectations expressed in the forward-looking statements included in this prospectus and the reports, statements, information and announcements incorporated by reference into this prospectus are based upon reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf. Important factors which could cause our actual results to differ, possibly materially from the forward-looking statements in this prospectus include, but are not limited to, the following items:

•	The inability to retain or hire qualified employees, as well as the loss of any of our executive officers or other key employees;

•

Acquisition-related risks that could negatively affect the success of our growth strategy, including the possibility that we may not be able to successfully identify suitable acquisition candidates, complete acquisitions, successfully integrate acquired businesses into our operations and expand into new markets;

•	A cybersecurity attack or any other interruption in information technology and/or data security that may impact our operations or the operations of third parties that support us;

•	Risks related to our international operations, which may result in additional risks or require more management time and expense than our domestic operations to achieve or maintain profitability;

•	The effects of inflation;

•	The requirement for additional resources and time to adequately respond to dynamics resulting from rapid technological change;

•

The loss of or significant change to any of our insurance company relationships, which could result in loss of capacity to write business, additional expense, loss of market share or material decrease in our commissions;

•	The effect of natural disasters on our profit-sharing contingent commissions, insurer capacity and claims expenses from our capitalized captive insurance facilities;

•	Adverse economic conditions, natural disasters, or regulatory changes in states or countries where we have a concentration of our business;

•	The inability to maintain our culture or a significant change in management, management philosophy or our business strategy;

•	Claims expense resulting from the limited underwriting risk associated with our participation in capitalized captive insurance facilities;

•	Risks associated with our automobile and recreational vehicle dealer services (“F&I”) businesses;

•	Risks facing us in our Services segment, including our third-party claims administration operations, that are distinct from those we face in our insurance intermediary operations;

•	The limitations of our system of disclosure and internal controls and procedures in preventing errors or fraud, or in informing management of all material information in a timely manner;

•	The significant control certain shareholders have over the Company;

•	Changes in data privacy and protection laws and regulations or any failure to comply with such laws and regulations;

•	Improper disclosure of confidential information;

•	Our ability to comply with non-U.S. laws, regulations and policies;

•	The potential adverse effect of certain actual or potential claims, regulatory actions or proceedings on our businesses, results of operations, financial condition or liquidity;

•	Uncertainty in our business practices and compensation arrangements with insurance carriers due to potential changes in regulations;

•

Regulatory changes that could reduce our profitability or growth by increasing compliance costs, technology compliance, restricting the products or services we may sell, the markets we may enter, the methods by which we may sell our products and services, or the prices we may charge for our services and the form of compensation we may accept from our customers, carriers and third-parties;

•	Increasing scrutiny and changing expectations from investors and customers with respect to our environmental, social and governance practices;

•	A decrease in demand for liability insurance as a result of tort reform legislation;

•	Our failure to comply with any covenants contained in our debt agreements;

•	The possibility that covenants in our debt agreements could prevent us from engaging in certain potentially beneficial activities;

•	Changes in the U.S.-based credit markets that might adversely affect our business, results of operations and financial condition;

•

Risks associated with the current interest rate environment, and to the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income;

•	Changes in current U.S. or global economic conditions, including an extended slowdown in the markets in which we operate;

•

Disintermediation within the insurance industry, including increased competition from insurance companies, technology companies and the financial services industry, as well as the shift away from traditional insurance markets;

•	Conditions that result in reduced insurer capacity;

•	Quarterly and annual variations in our commissions that result from the timing of policy renewals and the net effect of new and lost business production;

•	Intangible asset risk, including the possibility that our goodwill may become impaired in the future;

•	The COVID-19 pandemic, as well as future pandemics, epidemics or outbreaks of infectious diseases, and the resulting governmental and societal responses;

•	Other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission (“SEC”) filings; and

•	Other factors that the Company may not have currently identified or quantified.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement.

Assumptions as to any of the foregoing, and all statements, are not based upon historical fact, but rather reflect our current expectations concerning future results and events. Forward-looking statements that we make or that are made by others on our behalf are based upon a knowledge of our business and the environment in which we operate, but because of the factors listed above, among others, actual results may differ from those in the forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution readers not to place undue reliance on these forward-looking statements. All forward-looking statements made herein are made only as of the date of this filing, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

BROWN & BROWN, INC.

Our Business

We are a diversified insurance agency, wholesale brokerage, insurance programs and service organization headquartered in Daytona Beach, Florida. We market and sell insurance products and services, primarily in the property, casualty and employee benefits areas. As an insurance intermediary, our principal sources of revenue are commissions paid by insurance companies and, to a lesser extent, fees paid directly by customers. Commission revenues generally represent a percentage of the premium paid by an insured and are affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, sales or payroll levels) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including loss experience, risk profile and reinsurance rates paid by such insurance companies, none of which we control. We also participate in capitalized captive insurance facilities (the “Captives”) for the purpose of having additional capacity to place coverage, drive additional revenues and to participate in underwriting. The Company has traditionally participated in underwriting profits through profit-sharing contingent commissions. These Captives give us another way to deliver incremental revenue growth and continue to participate in underwriting results while limiting exposure to claims expenses. The Captives focus on property insurance for earthquake and wind exposed properties underwritten by certain managing general agents. The Captives limit the Company’s exposure to claims expenses either through reinsurance or by only participating in certain tranches of the underwriting.

The volume of business from new and existing customers, fluctuations in insurable exposure units, changes in premium rate levels, changes in general economic and competitive conditions, a health pandemic or a reduction of purchased limits the occurrence of catastrophic weather events all affect our revenues. For example, higher levels of inflation, an increase the value of insurable exposure units, or a general decline in economic activity, could decrease the value of insurable exposure units. Conversely, increasing costs of litigation settlements and awards could cause some customers to seek higher levels of insurance coverage. Historically, we have grown our revenues as a result of our focus on net new business and acquisitions. We foster a strong, decentralized sales and service culture, which enables responsiveness to changing business conditions and drives accountability for results.

Our business is divided into four reportable segments:

•

our Retail Segment, which provides a broad range of insurance products and services to commercial, public and quasi-public entities, and to professional and individual customers, as week as non-insurance warranty services and products through our F&I businesses;

•

our National Programs Segment, which acts as a managing general agent (“MGA”), provides professional liability and related package products for certain professionals, a range of insurance products for individuals, flood coverage, and targeted products and services designated for specific industries, trade groups, governmental entities and market niches, all of which are delivered through a nationwide network of independent agents, including Brown & Brown retail agents, as well as affinity groups, wholesale entities and sold direct to consumers;

•

our Wholesale Brokerage Segment, which markets and sells excess and surplus commercial and personal lines insurance, primarily through a nationwide network of independent agents and brokers, including Brown & Brown retail agents; and

•

our Services Segment, which provides insurance-related services, including third-party claims administration and adjusting services, comprehensive medical utilization management services in both the workers’ compensation and all-lines liability arenas, as well as Medicare Set-aside services and Social Security disability benefits advocacy services.

The address of our principal executive offices is 300 North Beach Street, Daytona Beach, Florida 32114, and our telephone number at such address is (386) 252-9601.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” and elsewhere in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in this prospectus. See “Incorporation by Reference” below.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of any securities offered by this prospectus will be used for general corporate purposes. General corporate purposes may include, without limitation:

•	working capital;

•	acquisitions of or investments in other businesses;

•	capital expenditures;

•	reduction, repayment and refinancing of outstanding debt;

•	repurchases of shares of our common stock; and

•	advances to or investments in our subsidiaries.

Our management will retain broad discretion in the allocation of the net proceeds from the sale of these securities. Pending any specific application described in the applicable prospectus supplement, net proceeds may be initially invested in short-term interest-bearing accounts, securities or similar investments or applied to reduce short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer under this prospectus and the applicable prospectus supplement. We will provide additional or different terms of the debt securities in the applicable prospectus supplement.

Any debt securities that we issue will be issued under an indenture, dated as of September 18, 2014, between us and U.S. Bank National Association, as trustee. The indenture is incorporated by reference to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement.

This prospectus summarizes what we believe to be the material provisions of the indenture and the debt securities that we may issue under such indenture. This summary is not complete and may not describe all of the provisions of the indenture or of the debt securities that may be important to you. For additional information, you should carefully read the indenture that is incorporated by reference to the registration statement of which this prospectus forms a part.

In addition, when we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities and the indenture in a supplement to this prospectus. The terms of such a particular series of debt securities may differ from the terms described in this prospectus. As a result, the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement.

Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description.

General

The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	whether the securities will be secured or unsecured, and if secured, what the collateral will consist of;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	stated maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable-rate debt securities that may be exchanged for fixed-rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

Unless otherwise specified in any prospectus supplement, the indenture and the debt securities shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), and our By-Laws, as amended and restated (our “By-Laws”), are summaries of their material terms and provisions and are not complete and are subject to, and qualified in their entirety by reference to, each of the items identified below. For a complete description of our capital stock, Articles of Incorporation and By-Laws, please refer to our Articles of Incorporation, By-Laws and the applicable provisions of the Florida Business Corporations Act (the “FBCA”).

Authorized Capital Stock

Under our Articles of Incorporation, the number of shares of capital stock that we have authority to issue is 560,000,000, par value $.10 per share.

Common Stock

Voting. Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, directors are elected by a majority of the votes present in person or represented by proxy at the meeting and actually cast by the shares entitled to vote in uncontested elections. If our Board of Directors (the “Board”) determines that an election is contested, then directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Dividends. Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our Board. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. Any determination to declare or pay dividends in the future will be at the discretion of our Board and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our Board.

Our common stock is listed on the New York Stock Exchange under the symbol “BRO.”

No Redemption, Conversion or Preemptive Rights

No preemptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us.

Fully Paid and Nonassessable

When we issue shares of our common stock, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

Neither our Articles of Incorporation nor our By-Laws contain any restrictions on the transfer of our common stock. In the case of any transfer of our common stock, there may be restrictions imposed by applicable securities laws.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Our Articles of Incorporation, By-Laws and the FBCA

FBCA

We are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the FBCA, a publicly-held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” without the authorization of the holders of two-thirds of the voting shares of such corporation (excluding shares held by the interested shareholder) at an annual or special meeting of shareholders, unless:

•	the transaction is approved by a majority of disinterested directors;

•

the interested shareholder has owned (together with affiliates and associates) at least 80% of the corporation’s outstanding voting shares for at least three years preceding the announcement date of any such business combination;

•

the interested shareholder is the beneficial owner (together with affiliates and associates) of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless: (1) our Board approved such acquisition prior to its consummation; or (2) after such acquisition, in lieu of prior approval by our Board, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to exercise or direct the exercise of the voting power of the corporation in an election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of all voting power;

•	one-third or more, but less than a majority, of all voting power; or

•	a majority or more of all voting power.

These statutory provisions may prevent takeover attempts that might result in a premium over the market price for shares of our common stock.

Articles of Incorporation and By-Laws

Number of Directors; Removal; Filling of Vacancies

Our Articles of Incorporation and By-Laws provide that our Board shall consist of not less than three directors, which number may be set, increased or diminished from time to time by resolution of the Board.

Our shareholders may remove from office any director and elect his or her successor at any special meeting called for that purpose by vote of a majority of our shares entitled to vote. When the office of a director becomes vacant for any reason: (i) the shareholders may fill the vacancy, (ii) the Board may fill the vacancy, or (iii) if the remaining directors are less than a quorum, the vacancy may be filled by the affirmative vote of a majority of all the directors then remaining in office.

Shareholder Action

Our By-Laws provide that shareholder action may be taken at an annual or special meeting of shareholders. Special meetings of shareholders may be called only by our President or our Board, whenever he, she or they deem it proper and shall be called by our Secretary if shareholders of record as of the record date fixed in accordance with Section 1.2(d) of our By-Laws, who hold the aggregate voting power as required by FBCA, subject to certain additional requirements set forth in our By-Laws.

Advance Notice for Shareholder Proposals or Nominations at Meetings

Our By-Laws establish an advance notice procedure for shareholder proposals to be brought before any meeting of shareholders and for nominations by shareholders of candidates for election as directors at meetings at which directors are to be elected. Subject to any other applicable requirements, including Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting of shareholders as has been:

•	specified in the notice of meeting (or in any supplement) given by, or at the direction of, our Board;

•	if not specified in the notice of meeting, be otherwise properly brought before the meeting by, or at the direction of, the chairman of the meeting or our Board; or

•

if not specified in the notice of meeting, be otherwise properly brought before the annual meeting by any shareholder present in person who is a shareholder of record at the time such notice of meeting is delivered and is at the time of the meeting, who is entitled to vote at the meeting and who is compliant with the notice procedures set forth in Section 1.8 of our By-Laws, and, in the case of nominations, is compliant with the requirements of Rule 14a-19 under the Exchange Act, properly made such proposal in accordance with Rule 14a-8 under the Exchange Act or in the case of a shareholder nominations to be included in our proxy statement for an annual meeting of shareholders, is an eligible shareholder who satisfies the notice, ownership and other requirements of Section 1.9 of our By-Laws.

In addition, for business to be properly brought before an annual meeting by a shareholder, such business must be a proper matter for shareholder action pursuant to our By-Laws and under applicable law.

With respect to a special meeting of the shareholders, only such business may be conducted at the meeting as has been specified in the notice of such special meeting or pursuant to Section 1.2 of our By-Laws. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the notice of meeting: (i) by or at the direction of the Board or shareholders pursuant to Section 1.2 of our By-Laws or (ii) provided that the Board (or shareholders pursuant to Section 1.2 of our By-Laws) has determined that directors shall be elected at such meeting, by any shareholder who is a shareholder of record at the time the notice provided for in these By-Laws is delivered to us, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in Section 1.2 and Section 1.8 of our By-Laws and the requirements of Rule 14a-19 under the Exchange Act. At a meeting of shareholders, the chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the foregoing procedures, and if he or she should so determine, declare so at the meeting and any such business not properly brought before the meeting shall not be transacted.

To be timely, a written notice of the intent of a shareholder to make a nomination of a person for election as a director or to bring any other business before an annual meeting must be delivered to, or mailed or received by, our Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary date, such advance notice shall be given by the later of:

•	the close of business on the date 90 days prior to the date of the annual meeting; or

•	the close of business on the tenth day following the date that the annual meeting date is first made by us.

If we call a special meeting of shareholders for the purpose of electing directors, notice of nominations must be delivered to our Secretary not later than the close of business on the 90th day prior to the date of such special meeting, or if later, the tenth day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

To be in proper written form, every such notice by a shareholder must set forth as to each matter such shareholder proposes to bring before an annual or special meeting of the shareholders, the following:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director (each, a “proposed nominee”):

(i) the name, date of birth, business address and residence address of the proposed nominee;

(ii) the principal occupation or employment of the proposed nominee;

(iii) the class or series and number of shares of our capital stock, if any, that are owned beneficially and of record by the proposed nominee;

(iv) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to and in accordance with Section 14(a) of the Exchange Act and any other applicable provisions of the Exchange Act;

(v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if such proposing person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(vi) the written consent of each proposed nominee to being named in a proxy statement relating to our next meeting of shareholders at which directors are to be elected and to serving as a director if so elected.

•	as to each item of business that the shareholder proposes to bring before a meeting:

(i) a description of the matter and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Articles of Incorporation or By-Laws, the text of the proposed amendment);

(ii) the reasons for conducting such business at the meeting and any material interest in such business of each proposing person;

(iii) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing persons or (y) between or among any proposing person and any other person (including their names) in connection with the proposal of such business by such shareholder; and

(iv) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and any other applicable provisions of the Exchange Act.

•

as to the shareholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made, and any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder in such solicitation (each a “proposing person”):

(i) the name and address of such shareholder, as they appear on our stock transfer books, and the name and address of such beneficial owner and participant;

(ii) the class or series and number of shares of our capital stock that are owned beneficially and, directly or indirectly, of record by such shareholder and such beneficial owner, except that such proposing person shall in all events be deemed to beneficially own any of our shares of any class or series as to which such proposing person has a right to acquire beneficial ownership at any time in the future;

(iii) the date or dates upon which such shareholder acquired ownership of such shares;

(iv) documentary evidence for any claim of beneficial ownership;

(v) a representation that the shareholder is a holder of record of our capital stock, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring such business before the meeting;

(vi) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing;

(vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to our shares of stock;

(viii) in the case of a proposal other than a nomination, a representation as to whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of the proposal;

(ix) in the case of a nomination, a representation that such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least 67% of the voting power of our outstanding capital stock entitled to vote in the election of directors; and

(x) in the case of a nomination, all other information required under Rule 14a-19 under the Exchange Act.

Exclusive Forum Provision of our By-Laws

Our By-Laws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions shall be the Seventh Judicial Circuit Court in and for Volusia County, Florida (or, if no state court located within the State of Florida has jurisdiction, the federal district court for the Middle District of Florida). Those actions include: (i) any derivative action or proceeding brought on behalf of us, (ii) any proceeding asserting a claim of breach of fiduciary duty owed by any of our directors or our officers or other employees to us or our shareholders, (iii) any proceeding arising pursuant to any provision of the FBCA or the Articles of Incorporation or By-Laws (as either may be amended from time to time) or (iv) any proceeding asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine. Subject to the preceding provisions, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

Amendments to By-Laws

Our By-Laws may be amended or repealed and additional By-Laws added or adopted by the Board unless, except as provided in the FBCA, the shareholders, in amending, repealing, or adopting the By-Laws generally or a particular By-Law provision, expressly provide that the Board of Directors may not amend, repeal, adopt, or reinstate the By-Laws generally or that particular By-Law provision. Our By-Laws may be amended or repealed at any meeting of shareholders by a vote of the majority of our issued and outstanding shares of common stock.

Amendment of the Articles of Incorporation

Our Articles of Incorporation provide that the Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by our Board, proposed by them to our shareholders, and approved at a shareholders meeting by a majority of the shares entitled to vote thereon, unless all directors and all shareholders sign a written statement manifesting their intention that a certain amendment of our Articles of Incorporation be made.

DESCRIPTION OF WARRANTS

As of May 5, 2023, Brown & Brown has no warrants outstanding. We may issue warrants for the purchase of debt securities or common stock.

Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Brown & Brown and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Brown & Brown in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. If we issue warrants, at that time copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the designation, terms and number of securities purchasable upon exercise of warrants;

•	the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum and/or maximum amount of warrants which may be exercised at any one time;

•	the amount of warrants or rights outstanding at the time of issuance;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities from time to time: (i) through underwriters or dealers; (ii) through agents; (iii) directly to one or more purchasers or other persons or entities; (iv) through a combination of these methods of sale; or (v) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

LEGAL MATTERS

Holland & Knight LLP, Orlando, Florida will pass upon the validity of any securities offered under this prospectus and any prospectus supplement for Brown & Brown. Certain legal matters with respect to the validity of the securities offered under this prospectus and any prospectus supplement will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements of Brown & Brown, Inc., incorporated by reference in this registration statement, and the effectiveness of Brown & Brown Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. We also make our SEC filings available free of charge on our website at https://www.bbinsurance.com.

INCORPORATION BY REFERENCE

The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:

•

Annual Report on Form 10-K for the year ended December 31, 2022 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2023 annual meeting of shareholders, filed on March 22, 2023);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•	Current Reports on Form 8-K filed with the SEC on January 19, 2023, February 21, 2023 and May 5, 2023;

•

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 17, 1997, including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

•

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities described in this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address described above. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus, without charge, excluding any exhibits to those documents, unless such exhibits are specifically incorporated by reference into such documents or this prospectus. You can request those documents by calling (386) 252-9601 or by making a written request to our chief legal officer at:

Brown & Brown, Inc.

Attention: C. Robert Mathis, IV

Senior Vice President and Chief Legal Officer

300 North Beach Street

Daytona Beach, Florida 32114

Please note that information contained in our website (www.bbinsurance.com), whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

$4,000,000,000

Brown & Brown, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

     , 2025

Joint Book Running Managers

J.P. Morgan	BofA Securities